UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 21, 2020

HighPeak Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-235313 (Commission File Number)	84-3533602 (I.R.S. Employer Identification No.)

421 W. 3rd St., Suite 1000 Fort Worth, Texas 76102 (address of principal executive offices) (zip code)

(817) 850-9200 (Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	HPK	Nasdaq Global Market
Warrants to purchase Common Stock	HPKEW	Nasdaq Global Market

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On August 21, 2020 (the “Closing Date”), Pure Acquisition Corp., a Delaware corporation (“Pure”) consummated the previously announced business combination pursuant to the Business Combination Agreement (the “Business Combination Agreement”), dated as of May 4, 2020, as amended, by and among (i) Pure, (ii) HighPeak Energy, Inc., a Delaware corporation and wholly owned subsidiary of Pure (“HighPeak Energy” or the “Company”), (iii) Pure Acquisition Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“MergerSub”), (iv) HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”), (v) HighPeak Energy II, LP, a Delaware limited partnership (“HighPeak II”), (vi) HighPeak Energy III, LP, a Delaware limited partnership (“HighPeak III”), (vii) HPK Energy, LLC, a Delaware limited liability company (“HPK GP” and, together with HighPeak I, HighPeak II and HighPeak III, the “HPK Contributors”) and the general partner of HPK Energy, LP, a Delaware limited partnership (“HPK LP”), and an affiliate of HighPeak Pure Acquisition, LLC, a Delaware limited liability company (Pure’s “Sponsor”), and (viii) solely for the limited purposes specified therein, HighPeak Energy Management, LLC, a Delaware limited liability company, pursuant to which, among other things and subject to the terms and conditions contained therein, (a) MergerSub merged with and into Pure, with Pure surviving as a wholly owned subsidiary of the Company, (b) each outstanding share of Pure’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) and Pure’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”) (other than certain shares of Class B Common Stock that were surrendered for cancellation by Pure’s Sponsor) were converted into the right to receive (A) one share of the Company’s common stock, par value $0.0001 per share (“HighPeak Energy common stock”) (and cash in lieu of fractional shares), and (B) solely with respect to each outstanding share of Pure’s Class A Common Stock, (i) a cash amount, without interest, equal to $0.62, which represents the amount by which the per-share redemption value of Pure’s Class A Common Stock at the closing of the business combination (the “Closing”) exceeded $10.00 per share, without interest, in each case, totaling approximately $767,902, (ii) one contingent value right (each, a “CVR”) for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Pure’s Class A Common Stock pursuant to clause (A), representing the right to receive additional shares of HighPeak Energy common stock (or such other specified consideration as is specified with respect to certain events) for Qualifying CVR Holders (as defined in the Contingent Value Rights Agreement discussed herein) if necessary to satisfy a 10% preferred simple annual return, subject to a floor downside per-share price of $4.00, as measured at the applicable maturity, which will occur on a date to be specified and which may be any date occurring during the period beginning on (and including) August 21, 2022 and ending on (and including) February 21, 2023, or in certain circumstances after the occurrence of certain change of control events with respect to the Company’s business, including certain mergers, consolidations and asset sales (with an equivalent number of shares of HighPeak Energy common stock held by HighPeak I, HighPeak II and Pure’s Sponsor (the “HPK Contributors”) being collectively forfeited) and (iii) one warrant to purchase HighPeak Energy common stock for each one whole share of HighPeak Energy common stock (excluding fractional shares) issued to holders of Pure’s Class A Common Stock pursuant to clause (A) (each, a “HighPeak Energy warrant”), (c) the HPK Contributors (A) contributed their limited partner interests in HPK LP to the Company in exchange for HighPeak Energy common stock and the general partner interests in HPK LP to a wholly owned subsidiary of the Company in exchange for no consideration, and (B) contributed the outstanding Sponsor Loans (as defined in the Business Combination Agreement) in exchange for HighPeak Energy common stock and such Sponsor Loans were cancelled in connection with the Closing and (d) following the consummation of the foregoing transactions, the Company caused HPK LP to merge with and into HighPeak Energy Acquisition Corp., a Delaware corporation (as successor to Pure) and all interests in HPK LP were cancelled in exchange for no consideration.

In connection with the Closing, the Company also issued shares of HighPeak Energy common stock, HighPeak Energy warrants and CVRs (the “Forward Purchases”) to certain qualified institutional buyers and accredited investors (the “Forward Purchase Investors”) pursuant to that certain Amended & Restated Forward Purchase Agreement, dated as of July 24, 2020 (the “Forward Purchase Agreement Amendment”).

As of the Closing Date, after giving effect to the Closing and the Forward Purchases, there were 91,592,354 shares of HighPeak Energy common stock, 10,538,188 HighPeak Energy warrants and 10,209,300 CVRs outstanding, comprised of the following:

●	1,232,425 shares of HighPeak Energy common stock, 1,232,425 HighPeak Energy warrants and 1,232,425 CVRs issued to holders of outstanding shares of Pure’s Class A Common Stock;

●	5,000,000 shares of HighPeak Energy common stock issued to holders of outstanding shares of Pure’s Class B Common Stock;

●	328,888 HighPeak Energy warrants issued to current public holders of Pure’s outstanding public warrants;

●	76,383,054 shares of HighPeak Energy common stock issued to the HPK Contributors; and

●

8,976,875 shares of HighPeak Energy common stock, 8,976,875 HighPeak Energy warrants and 8,976,875 CVRs issued to Forward Purchase Investors pursuant to the Forward Purchases under the Forward Purchase Agreement Amendment.

We refer to the transactions contemplated by the Business Combination Agreement as the “Business Combination.”

Item 1.01.	Entry into a Material Definitive Agreement.

Warrant Agreement Amendment and Assignment

On the Closing Date, the Company entered into the Amendment and Assignment to Warrant Agreement (the “Warrant Agreement Amendment and Assignment”), by and among the Company, Pure and Continental Stock Transfer & Trust Company (“Continental”). The Warrant Agreement Amendment and Assignment assigned the existing Warrant Agreement, dated April 12, 2018, by and among Pure, Pure’s officers and directors and Pure’s Sponsor (the “Existing Warrant Agreement”) to the Company, and the Company agreed to perform all applicable obligations under such agreement. In addition, the terms of the Warrant Agreement Amendment and Assignment, provide for, among other things, the holders of warrants the option to exercise such warrants on a “cashless basis,” in addition to creating an obligation of the Company to issue shares of HighPeak Energy common stock without registration provided that such issuance may be made in reliance on Section 3(a)(9) of the Securities Act. In addition, the Warrant Agreement Amendment and Assignment eliminates the ability to redeem the outstanding public HighPeak Energy warrants. As a result of the Warrant Agreement Amendment and Assignment, the HighPeak Energy warrants issued pursuant to the Forward Purchase Amendment and the HighPeak Energy warrants received as merger consideration are substantively identical.

The foregoing description of the Existing Warrant Agreement and the Warrant Agreement Amendment and Assignment is a summary only and is qualified in its entirety by reference to the Existing Warrant Agreement and Warrant Agreement Amendment and Assignment, copies of which are attached as Exhibit 4.1 and Exhibit 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Contingent Value Rights Agreement

On the Closing Date, the Company entered into the Contingent Value Rights Agreement (the “CVR Agreement”) by and among, the Company, Pure’s Sponsor, HighPeak I, HighPeak II (together with Pure’s Sponsor and HighPeak I, the “CVR Sponsors”) and Continental Stock Transfer & Trust Company (“Continental”), in its capacity as the rights agent (the “Rights Agent”). The CVR Agreement provides for, among other things, the CVRs, which represent contractual rights to receive a contingent payment (in the form of additional shares of HighPeak Energy common stock, or as otherwise specified in the CVR Agreement) in certain circumstances that were issued to the holders of shares of Pure’s Class A Common Stock that participated in the Business Combination and certain qualified institutional buyers and accredited investors that purchased forward purchase units of the Company (the “forward purchase units”) pursuant to the Forward Purchase Agreement Amendment.

Pursuant to the CVR Agreement, holders of CVRs in whose name a CVR is registered in the CVR registrar maintained by the Rights Agent at any date of determination (collectively, the “CVR Holders”) are being provided with a significant valuation protection through the opportunity to obtain additional contingent consideration in the form of additional shares of HighPeak Energy common stock if the trading price of HighPeak Energy’s common stock is below the price that would provide the CVR Holders with a 10% preferred simple annual return (based on a $10.00 per share price on the Closing Date), subject to a floor downside per-share price of $4.00 (such return, the “Preferred Return”), either at (i) the date to be specified by the CVR Sponsors, which may be any date occurring during the period beginning on (and including) the second anniversary of the Closing Date and ending on (and including) the date that is thirty (30) months following the Closing Date, or (ii) in certain circumstances, the occurrence of certain change of control events with respect to the Company’s business, including certain mergers, consolidation and asset sales (the “CVR Maturity Date”). Further, the Company has applied to list the CVRs on the Nasdaq and the Over-The-Counter market (the “OTC”) under the symbol “HPKER”. This contingent consideration, if applicable, will only be issued to Qualifying CVR Holders. To be a Qualifying CVR Holder, a CVR Holder must provide certain information required under that CVR Agreement. If any additional shares of HighPeak Energy common stock are issued to Qualifying CVR Holders pursuant to the CVR Agreement, the CVR Sponsors will collectively forfeit an equivalent number of Escrowed Shares (as defined below) to the Company for cancellation. The Preferred Returns could entitle a Qualifying CVR Holder to receive up to 2.125 shares of HighPeak Energy common stock per CVR.  Following the Closing, the CVR Sponsors collectively placed 21,694,763 shares of HighPeak Energy common stock in escrow (the “Escrowed Shares”), which equaled the maximum number of additional shares of HighPeak Energy common stock issuable pursuant to the CVR Agreement, which such Escrowed Shares will be released either to the Company for cancellation in connection with the satisfaction of any Preferred Returns or back to the CVR Sponsors, collectively, as applicable, following the CVR Maturity Date.

The foregoing description of the CVR Agreement is a summary only and is qualified in its entirety by reference to the CVR Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Stockholders’ Agreement

On the Closing Date, Pure’s Sponsor, HighPeak I, HighPeak II, HighPeak III and Jack Hightower (collectively, with each of their respective affiliates and permitted transferees, the “Principal Stockholder Group”), on the one hand, and the Company, on the other hand, entered into the Stockholders’ Agreement (the “Stockholders’ Agreement”), which governs certain rights and obligations following the Closing.

      Under the Stockholders’ Agreement, the Principal Stockholder Group will be entitled, based on its percentage ownership of the total amount of HighPeak Energy common stock issued and outstanding immediately following the Closing (the “Original Shares”) and provided that the Original Shares constitute not less than the percentage of the then outstanding total voting securities of the Company set forth below, to nominate a number of directors for appointment to the board of directors of the Company (the “Board”) as follows:

●

for so long as (i) the Principal Stockholder Group beneficially owns at least 35% of the Original Shares and (ii) the Original Shares constitute at least 30% of the Company’s then-outstanding voting securities, the Principal Stockholder Group can designate up to four (4) nominees, and if the Principal Stockholder Group owns less than 50% of the total outstanding voting securities, at least one nominee shall be independent as defined by applicable listing standards;

●

for so long as (i) the Principal Stockholder Group beneficially owns less than 35% but at least 25% of the Original Shares and (ii) the Original Shares constitute at least 25% of the Company’s then-outstanding voting securities, the Principal Stockholder Group can designate up to three (3) nominees;

●

for so long as (i) the Principal Stockholder Group beneficially owns less than 25% but at least 15% of the Original Shares and (ii) the Original Shares constitute at least 15% of the Company’s then-outstanding voting securities, the Principal Stockholder Group can designate up to two (2) nominees; and

●

if (i) the Principal Stockholder Group beneficially owns less than 15% but at least 5% of the Original Shares and (ii) the Original Shares constitute at least 7.5% of the Company’s then-outstanding voting securities, the Principal Stockholder Group can designate one (1) nominee.

If at any time the Principal Stockholder Group owns less than 5% of the Original Shares or the Original Shares constitute less than 7.5% of the Company’s then-outstanding voting securities, it will cease to have any rights to designate individuals for nomination to the Board.

For so long as the Principal Stockholder Group has the right to designate at least one director for nomination under the Stockholders’ Agreement, the Company will take all Necessary Action (as defined therein) to ensure that the number of directors serving on the Board shall not exceed seven (7). For so long as the Principal Stockholder Group owns a number of shares of HighPeak Energy common stock equal to at least (i) 20% of the Original Shares and (ii) 7.5% of the then-outstanding voting securities of the Company, the Company and the Principal Stockholder Group shall have the right to have a representative appointed to serve on each committee of the Board (other than the audit committee) for which any such representative is eligible pursuant to applicable laws and the Nasdaq Global Market (the “Nasdaq”). For so long as the Principal Stockholder Group has the right to designate one or more individuals for nomination to the Board, the Principal Stockholder Group shall have the right to appoint one (1) non-voting observer to the Board.

The Stockholders’ Agreement also includes customary restrictions on the transfer of equity securities to certain persons acquiring beneficial ownership. Pursuant to the Stockholders’ Agreement, the Principal Stockholder Group will agree not to transfer, directly or indirectly, any equity securities of the Company for a period of 180 days after the Closing, subject to certain customary exceptions. The Stockholders’ Agreement will terminate as to each stockholder upon the time at which the Principal Stockholder Group no longer has the right to designate an individual for nomination to the Board under the Stockholders’ Agreement and (ii) as to a member of the Principal Stockholder Group that no longer owns any of the Original Shares.

The foregoing description of the Stockholders’ Agreement is a summary only and is qualified in its entirety by reference to the Stockholders’ Agreement, a copy of which is attached as Exhibit 4.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Registration Rights Agreement

On the Closing Date, the Company entered into the Registration Rights Agreement (the “Registration Rights Agreement”), by and among the Company, Pure’s Sponsor, HighPeak I, HighPeak II, HighPeak III and certain other security holders named therein, pursuant to which the Company will be obligated, subject to the terms thereof and in the manner contemplated thereby, to register for resale under the Securities Act of 1933, as amended (the “Securities Act”) all or any portion of the shares of HighPeak Energy common stock that the Holders hold as of the date of such agreement and that they may acquire thereafter, including upon the conversion, exchange or redemption of any other security therefor (the “Registrable Securities”). The Company has agreed to file and cause to become effective a registration statement covering the Registrable Securities held by such Holder making a demand for registration, provided that no fewer than the amount of Registrable Securities representing the lesser of (i) $25 million or (ii) all Registrable Securities owned by such Holder, as applicable, are covered under the Holder’s demand for registration. The Holders can submit a request beginning immediately after the Closing. Under the Registration Rights Agreement, the Holders will also have “piggyback” registration rights exercisable at any time that allow them to include the shares of HighPeak Energy common stock that they own in certain registrations initiated by the Company, provided that such Holder elects to include its Registrable Securities in an amount not less than $5 million. Subject to customary exceptions, Holders will also have the right to request one or more underwritten offerings of Registrable Securities, provided, that, they hold at least $5 million in Registrable Securities and each such offering include a number of Registrable Securities equal to the lesser of (i) $25 million and (ii) all of the Registrable Securities owned by such Holders as of the date of the request. In the event that the sale of registered securities under a registration statement would require disclosure of certain material non-public information not otherwise required to be disclosed, the Company may postpone the effectiveness of the applicable registration statement or require the suspension of sales thereunder. The Company may not delay or suspend a registration statement on more than two (2) occasions for more than sixty (60) consecutive calendar days or more than ninety (90) total calendar days, in each case, during any twelve (12) month period.

The foregoing description of the Registration Rights Agreement is a summary only and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is attached as Exhibit 4.4 to this Current Report on Form 8-K and is incorporated herein by reference.

HighPeak Energy, Inc.’s Long-Term Incentive Plan

Prior to the Business Combination, Pure, as the Company’s sole shareholder, approved the HighPeak Energy, Inc. Amended & Restated Long Term Incentive Plan (the “LTIP”) and the Company adopted the LTIP immediately prior to the Closing. Following the Closing, HighPeak Energy will continue to sponsor the LTIP. The LTIP provides for potential grants of options, dividend equivalents, cash awards and substitute awards to employees, directors and service providers of the Company, as well as stock awards to directors of the Company. The LTIP will be administered by the Board or a committee thereof.

Subject to adjustment in accordance with the terms of the LTIP, the Share Pool (as defined in the LTIP) is reserved and available for delivery with respect to Awards (as defined in the LTIP), and 11,907,006 shares of HighPeak Energy common stock will be available for the issuance of shares upon the exercise of ISOs (as defined in the LTIP). On January 1, 2021 and January 1 of each calendar year occurring thereafter and prior to the expiration of the LTIP, the Share Pool will automatically be increased by the sum of (i) the number of shares of HighPeak Energy common stock issued pursuant to the LTIP during the immediately preceding calendar year and (ii) 13% of the number of shares of HighPeak Energy common stock that are newly issued by the Company (other than those issued pursuant to the LTIP) during the immediately preceding calendar year.

The foregoing description of the LTIP is a summary only and is qualified in its entirety by reference to the LTIP, a copy of which is attached as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Indemnity Agreements

On the Closing Date, the Company entered into indemnity agreements (the “Indemnity Agreements”) with each of Messrs. Jack Hightower, Larry C. Oldham, Keith A. Covington, Michael H. Gustin, Michael L. Hollis and Jay M. Chernosky and Mme. Sharon Fulgham, each of whom is a director of the Company following the Business Combination, and Messrs. Steven W. Tholen and Rodney L. Woodard, each of whom is an executive officer of the Company following the Business Combination. Each Indemnity Agreement provides that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

The foregoing description of the Indemnity Agreement is a summary only and is qualified in its entirety by reference to the Indemnity Agreements, copies of which are attached as Exhibits 10.5 through 10.13 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The Business Combination was approved by Pure’s stockholders at the special meeting of Pure’s stockholders held on August 18, 2020 (the “Special Meeting”) and consummated on August 21, 2020. At the Special Meeting, 13,649,922 shares of Pure’s Class A Common Stock and Pure’s Class B Common Stock were voted in favor of the proposal to approve the Business Combination, 100,125 shares of Pure’s Class A Common Stock were voted against the proposal, and no shares of Pure’s Class A Common Stock abstained from voting on the proposal. Holders of Pure’s Class A Common Stock had the opportunity, in connection with the Closing, to redeem shares of Class A Common Stock pursuant to the terms of Pure’s second amended and restated certificate of incorporation, as amended from time to time (“Pure’s Charter”), and an aggregate 3,780,204 shares of Pure’s Class A Common Stock elected to have such shares redeemed for an aggregate amount of $40.2 million. In addition, in connection with the Closing and in accordance with the Business Combination Agreement, all of the 10,350,000 outstanding shares of Pure’s Class B Common Stock were converted into shares of HighPeak Energy common stock on a one-for-one basis (after taking into account the 5,350,000 shares of Class B Common Stock that were forfeited by Pure’s Sponsor in connection with the Closing of the Business Combination pursuant to that certain Sponsor Support Agreement, dated as of May 4, 2020 (the “Sponsor Support Agreement”)).

Consideration to holders of Pure’s Class A Common Stock, Class B Common Stock and public warrant in the Business Combination

Upon completion of the Business Combination, the holders of Pure’s Class A Common Stock received an aggregate of 1,232,425 shares of HighPeak Energy common stock, 1,232,425 HighPeak Energy warrants and 1,232,425 CVRs, with each public stockholder of Pure receiving one share of HighPeak Energy common stock, one HighPeak Energy warrant and one CVR in exchange for each share of Pure Class A Common Stock held at the Closing. In addition, Pure’s public warrant holders received an aggregate 328,888 HighPeak Energy warrants to purchase HighPeak Energy common stock, representing one HighPeak Energy warrant in exchange for each public warrant of Pure held by such public stockholder of Pure at Closing. Further, pursuant to the Business Combination Agreement, solely with respect to the outstanding shares of Pure’s Class A Common Stock at the Closing, a cash amount of $0.62 per share of Pure’s Class A Common Stock was given to such public stockholders, which such amount equaled the amount by which the per-share redemption value of Pure’s Class A Common Stock at the Closing of the Business Combination exceeded $10.00 per share, totaling $767,902.

In addition, 5,000,000 shares of HighPeak Energy common stock were issued to Pure’s Sponsor and other former holders of Pure’s Class B Common Stock in exchange for such shares of Class B Common Stock. The remaining shares 5,350,000 shares of Class B Common Stock held by Pure’s Sponsor, all Pure’s private placement warrants held at Closing and all Pure’s public warrants held by HighPeak Energy Partners II, LP (“HPEP II”) at the Closing, were surrendered and forfeited pursuant to that certain Sponsor Support Agreement.

Consideration to the HPK Contributors as merger consideration pursuant to the Business Combination Agreement

Further, pursuant to the Business Combination Agreement, immediately following the Merger (as defined in the Business Combination Agreement), (i) the HPK Contributors directly and indirectly contributed (a) to the Company 100% of the limited partnership interests in HPK LP and (b) HighPeak Energy Operating, LLC, a wholly-owned subsidiary of the Company that is disregarded as separate from the Company for U.S. federal income tax purposes, 100% of the general partnership interest in HPK LP, (ii) the HPK Contributors contributed to the Company any and all Sponsor Loans with respect to which an HPK Contributor is the payee and the Company is the obligor and such loans were immediately and automatically cancelled at the Closing and (iii) the Company issued to the HPK Contributors their Contributor Percentage Interest (as defined in the Business Combination Agreement) of an aggregate of 76,383,054 shares of HighPeak Energy common stock, on the basis of $10.00 per share, as consideration.

Cautionary Note Regarding Forward-Looking Statements

The Company makes forward-looking statements in this Current Report on Form 8-K. All statements, other than statements of present or historical fact included in or incorporated by reference in this Current Report on Form 8-K, regarding the Business Combination, the benefits of the transaction and the Company’s future financial performance following the Business Combination, as well as the Company’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this Current Report on Form 8-K, including any oral statements made in connection therewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this Current Report on Form 8-K. The Company cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids.

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, the Company cautions you that the forward-looking statements regarding the Company, which are contained in this Current Report on Form 8-K or incorporated by reference, are subject to the following factors:

●

developments in the global economy as well as the public health crisis related to COVID-19 and resulting significant negative effects to the global economy, disrupted global supply chains and significant volatility and disruption of financial and commodity markets and potential impact on the Company’s future operations;

●	the risks that the announcement and consummation of the Business Combination disrupts current plans and operations of the Target Assets;

●

the Company’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably following the Business Combination;

●	changes in current or future commodity prices and interest rates;

●	costs related to the Business Combination;

●	changes in applicable laws or regulations;

●	the possibility that the Company or the Target Assets may be adversely affected by other economic, business, and/or competitive factors;

●

the fact that reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of the Company’s reserves; and

●

other risks and uncertainties set forth in the Proxy Statement/Prospectus (forming a part of the combined registration statement on Form S-4 and Form S-1, filed with the Securities and Exchange Commission (the “SEC”) on May 13, 2020, as amended (the “Proxy Statement/Prospectus”) on in the section entitled “Risk Factors” beginning on page 26 of the Proxy Statement/Prospectus, which are incorporated herein by reference.

Business and Properties

The business and properties of the Target Assets (as defined in the Proxy Statement/Prospectus) prior to the Business Combination are described in the Proxy Statement/Prospectus in the section entitled “Information About the Target Assets” beginning on page 166, which is incorporated herein by reference. The business of Pure prior to the Business Combination is described in the Proxy Statement/Prospectus in the section entitled “Information About Pure” beginning on page 148, which is incorporated herein by reference.

Risk Factors

The risk factors related to the Company’s business and operations are described in the Proxy Statement/Prospectus in the section entitled “Risk Factors” beginning on page 26, which is incorporated herein by reference.

Selected Historical Financial Data of the Predecessors

The following tables contain selected historical financial data of the Predecessors (as defined in the Proxy Statement/Prospectus) of the Company for the periods and as of the dates indicated.

The selected historical financial data of the Predecessors was derived from the unaudited and audited historical financial statements included elsewhere in this Current Report on Form 8-K, including, (i) HPK LP as of June 30, 2020 and December 31, 2019 and for the three and six months ended June 30, 2020 (ii) HPK LP as of December 31, 2019 and for the period from August 28, 2019 (Inception) to December 31, 2019 and (iii) HighPeak Energy, LP, a Delaware limited partnership (“HighPeak I”) as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 (HighPeak I’s statement of operations data excludes its equity in losses of affiliate which is HighPeak I’s share of HPK LP’s net loss from the effective date of its contribution of subsidiaries to HPK LP, October 1, 2019 to December 31, 2019 which is the only activity on HighPeak I’s statement of operations during that period). The information below is only a summary and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Predecessors” included below in this Current Report on Form 8-K and the unaudited and audited financial statements of the Predecessors, and the notes related thereto, included as Exhibits 99.6 to 99.8 to this Current Report on Form 8-K.

	Six Months Ended June 30, 2020	Year Ended December 31, 2019 (1)	Year Ended December 31, 2018
		(In thousands)
Statement of Operations Data:
Operating Revenues:
Crude oil sales	$5,462	$7,849	$1,299
Natural gas and natural gas liquids sales	105	266	93
Total operating revenues	5,567	8,115	1,392

Operating Expenses:
Lease operating	4,203	3,372	936
Taxes other than income	402	449	69
Exploration and abandonments	4	2,850	695
Depletion, depreciation and amortization	5,091	4,269	886
Accretion of asset retirement obligation	69	72	25
General and administrative	4,273	8,682	4,769
Total operating expenses	14,042	19,694	7,380

Operating loss	(8,475)	(11,579)	(5,988)
Other Expense:
Deal termination and other expense	(76,503)	—	—

Net loss	$(84,978)	$(11,579)	$(5,988)

	As of June 30, 2020	As of December 31, 2019
Balance Sheet Data:
Current assets	$20,737	$90,026
Property and equipment, net	453,247	405,882
Total assets	$473,984	$497,908
Current liabilities	$37,868	$30,980
Asset retirement obligation	2,378	2,212
Partners’ capital	433,738	464,716
Total liabilities and partners’ capital	$473,984	$497,908

(1)

The year ended December 31, 2019 presented above shows the results of operations of HPK LP from August 28, 2019 (Inception) to December 31, 2019 plus the results of operations of HighPeak I for the year ended December 31, 2019 (HighPeak I’s results of operations data excludes its equity in losses of affiliate which is HighPeak I’s share of HPK LP’s net loss from the effective date of its contribution of subsidiaries to HPK LP, October 1, 2019 to December 31, 2019 which is the only activity on HighPeak I’s statement of operations during that period).

Unaudited Pro Forma Condensed Combined Consolidated Financial Information

The information set forth under Item 9.01(b) and Exhibit 99.1 to this Current Report on Form 8-K is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Predecessors

The following discussion and analysis of the financial condition and results of operations of the Predecessors of the Company contained herein relate only to HighPeak I for the years ended December 31, 2019, 2018 and 2017 (HighPeak I’s statement of operations data below excludes its equity in losses of affiliate which is HighPeak I’s share of HPK LP’s net loss from the effective date of its contribution of subsidiaries to HPK LP, October 1, 2019 to December 31, 2019 which is the only activity on HighPeak I’s statement of operations during that period) and to HPK LP (i) for the six months ended June 30, 2020 and (ii) as of December 31, 2019 and for the period from August 28, 2019 (Inception) to December 31, 2019. As of the Closing of the Business Combination, the Company deemed HPK LP to be its “predecessor” for financial reporting purposes beginning on October 1, 2019 and HighPeak I for all prior periods. This information contained herein should be read in conjunction with the information presented in “Selected Historical Financial Data of the Predecessors” included above in this Item 2.01 of this Current Report on Form 8-K and the audited and unaudited financial statements of the Predecessors and the notes related thereto, included as Exhibits 99.6 to 99.8 to this Current Report on Form 8-K.

Overview

HPK LP was formed in 2019 for the purpose combining the assets of HighPeak I and HighPeak II into one entity given the proximity of both companies properties and the fact that both companies owned working interest in a significant number of the same wells and thus combining working interests would ease the administrative burden on the companies significantly. HighPeak I was formed in 2014 for the purpose of acquiring, exploring and developing oil and natural gas properties, although it had no activity until late 2017. Beginning in 2017, HighPeak I began acquiring the HighPeak I assets through an organic leasing campaign and a series of acquisitions consisting primarily of leasehold acreage and existing vertical producing wells.

The Target Assets are located primarily in Howard County, Texas, which lies within the northern part of the oil-rich Midland Basin. As of June 30, 2020, the Target Assets consisted of a highly contiguous leasehold position of approximately 61,302 gross (51,393 net) acres, approximately 17% of which were held by production, with an average operated working interest of 84%. Approximately 97% of the operated acreage provides for horizontal wells with lateral lengths of 10,000 feet or greater. Please see “Information About the Target Assets—Development of Proved Undeveloped Reserves—Drilling Locations” for an explanation of our methodology in calculating identified drilling locations. For the year ended December 31, 2019, approximately 86% and 14% of production from the Target Assets was attributable to oil and natural gas, respectively. As of December 31, 2019, HPK LP was drilling with 2 rigs. HPK LP is expected to be the operator on approximately 93% of this net acreage position. Further, as of December 31, 2019, there were approximately 97 gross (50.2 net) producing wells, including 4 gross (3.5 net) horizontal wells, in the Target Assets with total production of 949 Boe/d in December 2019. As of December 31, 2019, of the 11,497 MBoe of proved reserves of the Target Assets, 43% were developed, 93% of which were liquids.

The financial results as presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Predecessors” consist of the historical results of HighPeak I for the years ended December 31, 2019, 2018 and 2017 and HPK LP for the period from August 28, 2019 (Inception) to December 31, 2019 and thereafter through the Closing. At the Closing, HPK LP became HighPeak Energy’s “predecessor” for the period from August 28, 2019 (Inception) through the Closing, and HighPeak I from January 1, 2017 through December 31, 2019 (HighPeak I’s statement of operations data below excludes its equity in losses of affiliate which is HighPeak I’s share of HPK LP’s net loss from the effective date of its contribution of subsidiaries to HPK LP, October 1, 2019 to December 31, 2019 which is the only activity on HighPeak I’s statement of operations during that period).

Outlook

HighPeak Energy’s financial position and future prospects, including its revenues, operating results, profitability, liquidity, future growth and the value of its assets, depend primarily on prevailing commodity prices. The oil and natural gas industry is cyclical and commodity prices are highly volatile. For example, during the period from January 1, 2018 through March 31, 2020, the NYMEX WTI crude oil price per Bbl ranged from a low of $29.21 to a high of $70.98, and the NYMEX natural gas price per MMBtu ranged from a low of $1.79 to a high of $4.09. The high, low and average prices for NYMEX WTI and NYMEX Henry Hub are monthly contract prices. During April 2020, NYMEX WTI crude oil and NYMEX natural gas prices averaged $16.55 per Bbl and $1.74 per MMBtu, respectively. Due to the absence of any debt, HPK LP has not historically entered into any hedges. HighPeak Energy intends to evaluate and potentially enter into hedging arrangements to protect its capital expenditure budget and to protect a future Debt Facility borrowing base, if any. For a discussion of the potential impact of commodity price changes on the estimated proved reserves of the Target Assets, including the quantification of such potential impact, please see the section entitled “Information About the Target Assets—Development of Proved Undeveloped Reserves—Reserves Sensitivity.”

COVID-19 Pandemic and Market Conditions Update

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. Governments have tried to slow the spread of the virus by imposing social distancing guidelines, travel restrictions and stay-at-home orders, which have caused a significant decrease in activity in the global economy and the demand for oil and natural gas. Furthermore, in the midst of the ongoing COVID-19 pandemic, the competition between Russia and Saudi Arabia for crude oil market share caused a substantial increase in supply. As a result, the price of oil has remained extremely depressed and available storage and transportation capacity for production is increasingly limited and may be completely unavailable in the near future. The imbalance between the supply of and demand for oil, lack of available storage, as well as the uncertainty around the extent and timing of an economic recovery, have caused extreme market volatility and a substantial adverse effect on commodity prices.

HighPeak Energy’s business, like many oil and natural gas producers, has been, and is expected to continue to be, negatively affected by the crisis described above, which is ongoing and evolving. Neither HighPeak Energy nor HPK LP have entered into any hedging arrangements with respect to the commodity price risk to which it is exposed and the prices ultimately realized for oil, natural gas, and NGLs are based on a number of variables, including prevailing index prices attributable to HPK LP’s production and certain differentials to those index prices. HighPeak Energy is unable to reasonably predict when, or to what extent, commodity prices and the overall markets and global economy will stabilize, and the pace of any subsequent recovery for the oil and gas industry. Further, the ultimate impact that these events will have on HighPeak Energy’s business, liquidity, financial condition, and results of operations is highly uncertain and dependent on numerous evolving factors that cannot be predicted, including the duration of the pandemic.

HighPeak Energy has taken steps and continues to actively work to mitigate the evolving challenges and growing impact of both the COVID-19 pandemic and the industry downturn on its operations, financial condition, and people. Prices decreased to a level in April 2020 that caused the HPK Contributors to halt their drilling program and to curtail a substantial portion of their existing production, as well. It is uncertain when prices will return to levels at which HighPeak Energy would be willing to execute their drilling program. However, prices have since increased and HighPeak Energy’s management began returning wells to production in mid-July and we will continue to monitor the extent by which prices continue to increase and/or stabilize. HighPeak Energy has evaluated multiple development scenarios under multiple potential commodity price assumptions. HighPeak Energy is well positioned to reduce operations given the significant flexibility within its capital program, as HighPeak Energy does not have any obligatory service contract commitments. In response to the COVID-19 pandemic and industry downturn, HighPeak Energy has initiated a corporate-wide cost reduction program to help decrease costs throughout every aspect of its operations and has made reductions in general and administrative expenses. HighPeak Energy believes these measures, taken together with its significant liquidity and lack of near term debt maturities, will provide additional flexibility in navigating the current volatile environment; however, given the tremendous uncertainty and turmoil, there is no certainty that the measures HighPeak Energy takes will be sufficient.

As a producer of oil and natural gas, HighPeak Energy is recognized as an essential business but prices decreased to a level in April 2020 that caused the HPK Contributors to halt its drilling program and to curtail a substantial portion of its production.  HPK LP and HighPeak Energy have continued to operate on a reduced basis while taking steps to protect the health and safety of their workers. HighPeak Energy’s non-field level employees have the option to temporarily work remotely, and HighPeak Energy has been able to maintain a consistent level of effectiveness through these arrangements, including maintaining day-to-day operations, financial reporting systems and internal control over financial reporting.

Sources of Revenues

HighPeak Energy’s revenues are derived from the sale of oil and natural gas production and the sale of NGL that are extracted from natural gas during processing. Production revenues are derived entirely from the continental United States. For the year ended December 31, 2019 and 2018, revenues from the Target Assets were derived approximately 86% and 82% from oil sales and 14% and 18% from natural gas and NGL sales.

HighPeak Energy’s revenues are presented net of certain gathering, transportation and processing expenses incurred to deliver production of the Target Assets’ natural gas, NGL and oil to the market. Cost levels of these expenses can vary based on the volume of natural gas, NGL and oil produced as well as the cost of commodity processing. Under ASC 606, HighPeak Energy and HPK LP are required to identify and separately analyze each contract associated with revenues to determine the appropriate accounting application. As a result of HighPeak Energy’s continued analysis of ASC 606 following the business combination, the presentation of revenues and expenses for these contracts may be modified. In certain instances, HighPeak Energy may classify certain items currently reported net in revenue (as a deduction from revenue) to expense. Any such change in classification would have no net effect on net income. Refer to Note 1 to the audited and unaudited financial statements of HPK LP included elsewhere in this Current Report on Form 8-K for additional information.

Natural gas, NGL and oil prices are inherently volatile and are influenced by many factors outside HighPeak Energy’s control. In order to reduce the impact of fluctuations in natural gas and oil prices on revenues, HighPeak Energy may periodically enter into derivative contracts with respect to a portion of its estimated natural gas and oil production through various transactions that fix the future prices received; however, it has not historically done so.

Principal Components of Cost Structure

Costs associated with producing oil, natural gas and NGL are substantial. Some of these costs vary with commodity prices, some trend with the type and volume of production, and others are a function of the number of wells owned. The sections below summarize the primary operating costs typically incurred:

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Lease Operating Expenses. Lease operating expenses (“LOE”) are the costs incurred in the operation of producing properties and workover costs. Expenses for utilities, direct labor, water injection and disposal, workover rigs and workover expenses, materials and supplies comprise the most significant portion of LOE. Certain items, such as direct labor and materials and supplies, generally remain relatively fixed across broad production volume ranges, but can fluctuate depending on activities performed during a specific period. For instance, repairs to pumping equipment or surface facilities result in increased LOE in periods during which they are performed. Certain operating cost components are variable and increase or decrease as the level of produced hydrocarbons and water increases or decreases. For example, power costs are incurred in connection with various production-related activities, such as pumping to recover oil and natural gas and separation and treatment of water produced in connection with oil and natural gas production.

HighPeak Energy monitors its operation of the Target Assets to ensure that it is incurring LOE at an acceptable level. For example, it monitors LOE per Boe to determine if any wells or properties should be shut in, recompleted or sold. This unit rate also allows HighPeak Energy to monitor these costs to identify trends and to benchmark against other producers. Although HighPeak Energy strives to reduce its LOE, these expenses can increase or decrease on a per-unit basis as a result of various factors as it operates the Target Assets or makes acquisitions and dispositions of properties. For example, HighPeak Energy may increase field-level expenditures to optimize their operations, incurring higher expenses in one quarter relative to another, or they may acquire or dispose of properties that have different LOE per Boe. These initiatives would influence overall operating cost and could cause fluctuations when comparing LOE on a period to period basis.

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Production and other taxes. Production and other taxes are paid on produced oil and natural gas based on rates established by federal, state or local taxing authorities. In general, production and other taxes paid correlate to changes in oil, natural gas and NGL revenues. Production taxes are based on the market value of production at the wellhead. HighPeak Energy is also subject to ad valorem taxes in the counties where production is located. Ad valorem taxes are based on the fair market value of the mineral interests for producing wells.

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Depletion – Oil and Gas Properties. Depletion is the systematic expensing of the capitalized costs incurred to acquire and develop oil and natural gas properties. HighPeak Energy uses the successful efforts method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, successful exploration wells and development of oil and gas reserves, including directly related overhead costs and asset retirement costs are capitalized. However, the costs of abandoned properties, exploratory dry holes, geophysical costs and annual lease rentals are charged to expense as incurred. All capitalized costs of oil and gas properties, are amortized on the unit-of-production method using estimates of proved reserves. Any remaining investments in unproved properties are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. Please read “—Critical Accounting Policies and Estimates—Oil and Natural Gas Properties” for further discussion. HighPeak Energy’s depletion rate can fluctuate as a result of impairments, dispositions, finding and development costs and proved reserve volumes, which are all impacted by oil, natural gas and NGL prices.

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General and Administrative Expenses. General and administrative expenses (“G&A”) are costs incurred for overhead, including payroll and benefits for corporate staff and costs of maintaining a headquarters, costs of managing production and development operations, IT expenses and audit and other fees for professional services, including legal compliance and acquisition-related expenses.

Results of Operations

Factors Affecting the Comparability of the Predecessors Historical Financial Results

The comparability of HPK LP’s and HighPeak I’s results of operations among the periods presented, and for future periods, is impacted by the following factors:

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The historical financial statements included herein are the financial statements of HighPeak I for 2017, 2018 and from January 1, 2019 to September 30, 2019 and the financial statements of HPK LP for the period from August 28, 2019 (Inception) through December 31, 2019 and for the six months ended June 30, 2020, as the Predecessors for financial reporting purposes, on a stand-alone basis, and as such, do not include financial information regarding the HighPeak II assets for all periods;

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As a corporation, under the Code, HighPeak Energy is subject to federal income taxes at a statutory rate of 21% of pretax earnings. This is a significant change from HighPeak I’s and HPK LP’s historical results since they were not subject to federal income taxes as pass-through entities;

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The Target Assets will incur certain additional general and administrative expenses related to being owned by HighPeak Energy, a publicly traded company, that were not previously incurred in HPK LP’s cost structure, including, but not limited to, Exchange Act reporting expenses; expenses associated with Sarbanes Oxley compliance; expenses associated with being listed on a national securities exchange; incremental independent auditor fees; incremental legal fees; investor relations expenses; registrar and transfer agent fees; incremental director and officer liability insurance costs; and independent director compensation;

●

HighPeak I and HPK LP have completed acquisitions during the periods presented, including primarily the acquisition of undeveloped acreage for approximately $2.7 million, $6.3 million and $40.2 million during the six months ended June 30, 2020 and the years ended December 31, 2019 and 2018, respectively, and to a lesser extent producing properties and proved undeveloped reserves of approximately $585,000, $4.6 million and $881,000 during the six months ended June 30, 2020 and the years ended December 31, 2019 and 2018, respectively; and

●

During the six months ended June 30, 2020, HPK LP experienced a charge to expense of $76.5 million related to the termination of the Grenadier Contribution Agreement (as defined in the Proxy Statement/Prospectus).

As a result of the factors listed above, the historical results of operations from period-to-period may not be comparable or indicative of future results.

The table below summarizes the results of operations for the six months ended June 30, 2020 as compared to June 30, 2019.

	HPK LP Three Months Ended June 30, 2020	HighPeak I Three Months Ended June 30, 2019	$ Change	% Change
Operating Revenues:
Crude oil sales	$938	$1,364	$(426)	(31)%
Natural gas and NGL sales	6	13	(7)	(54)%
Total operating revenues	944	1,377	(433)	(31)%

Operating Expenses:
Lease operating	1,814	345	1,469	426%
Production and other taxes	94	113	(19)	(17)%
Exploration and abandonments	1	544	(543)	(100)%
Depreciation - other property and equipment	48	—	48	100%
Depletion - oil and gas properties	1,687	931	756	81%
Accretion of asset retirement obligation	35	14	21	150%
General and administrative	1,412	841	571	68%
Total operating expenses	5,091	2,788	2,303	83%

Net loss	$(4,147)	$(1,411)	$(2,736)	194%

Sales volumes:
Oil (MBbls)	60	24	36	150%
NGLs (MBbls)	5	—	5	100%
Natural gas (MMcf)	25	22	3	14%
Total (MBoe)	69	28	41	146%

Average sales price:
Oil (per Bbl)	$15.61	$56.27	$(40.66)	(72)%
NGLs (per Bbl)	4.55	n/a	4.55	100%
Natural gas (per Mcf)	(0.59)	0.58	(1.17)	(202)%
Total (per Boe)	$13.68	$49.21	$(35.53)	(72)%

Average daily sales volumes:
Oil (Bbls/d)	660	266	394	148%
NGL (Bbls/d)	52	—	52	100%
Natural gas (Mcf/d)	280	246	34	14%
Total (Boe/d)	758	307	451	147%

Three Months Ended June 30, 2020 Compared to Three Months Ended June 30, 2019

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Total revenues were $944,000 for the three months ended June 30, 2020 compared to $1.4 million for the three months ended June 30, 2019, a decrease of $433,000 (approximately 31%). For the three months ended June 30, 2020, production increased 69 MBoe (approximately 146%) as compared to the prior year, primarily due to newly completed horizontal wells which HPK LP and/or HighPeak I held a working interest in addition to adding the production from HighPeak II effective October 1, 2019. However, this increase was curtailed due to the Company shutting in the majority of its production in late April in response to the significant downturn in crude oil prices beginning in March 2020. During the three months ended June 30, 2020, HPK LP and HighPeak I held interests in and experienced sales volumes from approximately six (6) gross horizontal wells. During the three months ended June 30, 2019, HighPeak I held interests and experienced sales volumes from one (1) gross horizontal well.  More than offsetting the production increase was an overall decrease in the average sales price for oil of approximately 72% and a decrease in the much less significant average sales price for natural gas and NGLs for an overall decrease in sales price per Boe of approximately 72%.

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LOE totaled $1.8 million and $345,000 for the three months ended June 30, 2020 and 2019, respectively. The increase in LOE was primarily due to an increase in the average number of gross horizontal wells discussed above plus the added expenses from the HighPeak II properties that were added effective October 1, 2019. On a per-Boe basis, LOE was $26.29 and $12.32 for the three months ended June 30, 2020 and 2019, respectively, an increase of $13.97 (113%). In addition, there were costs associated with shutting the wells in that are included in LOE for the three months ended June 30, 2020. However, the recently completed horizontal wells have a much higher production rate, with much less incremental LOE and thus we would anticipate this LOE per Boe to continue to decrease as we put wells back on production subsequent to quarter end and add more horizontal wells to production in the future.

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Production and other taxes were $94,000 and $113,000 for the three months ended June 30, 2020 and 2019, respectively. The 17% decrease in production taxes is primarily attributable to lower sales revenues achieved during the three months ended June 30, 2020 as the overall percentage of total revenues was 10.0% versus 8.2% for the three months ended June 30, 2020 as compared to June 30, 2019. The reason for the increase in rate is due to higher ad valorem taxes on the recently completed horizontal wells. The higher production from the horizontal wells is also the reason for the decrease in production and other taxes on a per-Boe basis of $1.36 compared to $4.03 for the three months ended June 30, 2020 and June 30, 2019, respectively.

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Exploration and abandonment expenses were $1,000 and $544,000 for the three months ended June 30, 2020 and 2019, respectively. The decrease in exploration and abandonment expense is primarily attributable to a seismic shoot that we commissioned in the area of our leasehold interests that was performed in 2019 that we acquired a license to.

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Depletion expense for the three months ended June 30, 2020 was $1.7 million compared to $931,000 for the three months ended June 30, 2019. The increase was primarily due to higher production from an increase in the average horizontal well count offset by shutting production in as discussed above, partially offset by a decrease in the depletion rate as we are adding proved reserves at a lower finding and development cost than the previous depletion rate which lowers the overall rate going forward.

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General and administrative expenses were $1.4 million for the three months ended June 30, 2020, an increase of $571,000 (approximately 68%) compared to the three months ended June 30, 2019. The increase in general and administrative expenses was predominantly attributable to an increase in operational activity with the significant acquisitions and ramping up to a two (2) rig drilling program during the second half of 2019 and into 2020, including increased employee headcount and compensation, contract labor and professional fees. This increase was partially offset by a decrease related to a layoff of approximately 25% of the Company’s workforce in May 2020 as a result of the significant decrease in oil prices and the reduction in salaries of the remaining personnel of 10% to 40% depending on the salary levels of the employees.

The table below summarizes the results of operations for the six months ended June 30, 2020 as compared to June 30, 2019.

	HPK LP Six Months Ended June 30, 2020	HighPeak I Six Months Ended June 30, 2019	$ Change	% Change
Operating Revenues:
Crude oil sales	$5,462	$2,735	$2,727	100%
Natural gas and NGL sales	105	79	26	33%
Total operating revenues	5,567	2,814	2,753	98%

Operating Expenses:
Lease operating	4,203	1,258	2,945	234%
Production and other taxes	402	181	221	122%
Exploration and abandonments	4	2,658	(2,654)	(100)%
Depreciation - other property and equipment	95	—	95	100%
Depletion - oil and gas properties	4,996	1,835	3,161	172%
Accretion of asset retirement obligation	69	24	45	188%
General and administrative	4,273	1,682	2,591	154%
Total operating expenses	14,042	7,638	6,404	76%

Loss from operations	(8,475)	(4,824)	(3,651)	27%

Other income (expense):
Deal termination and other expense	(76,503)	—	(76,503)	100%

Net loss	$(84,978)	$(4,824)	$(80,154)	1,662%

Sales volumes:
Oil (MBbls)	171	53	118	283%
NGLs (MBbls)	17	—	17	100%
Natural gas (MMcf)	66	41	25	116%
Total (MBoe)	199	60	139	306%

Average sales price:
Oil (per Bbl)	$31.93	$51.78	$(19.85)	(15)%
NGLs (per Bbl)	10.13	n/a	10.13	100%
Natural gas (per Mcf)	(0.99)	1.92	(2.91)	(98)%
Total (per Boe)	$27.99	$47.16	$(19.17)	(22)%

Average daily sales volumes:
Oil (Bbls/d)	940	292	648	222%
NGL (Bbls/d)	93	—	93	100%
Natural gas (Mcf/d)	363	227	136	60%
Total (Boe/d)	1,093	330	763	231%

Six Months Ended June 30, 2020 Compared to Six Months Ended June 30, 2019

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Total revenues were $5.6 million for the six months ended June 30, 2020 compared to $2.8 million for the six months ended June 30, 2019, an increase of $2.8 million (approximately 98%). For the six months ended June 30, 2020, production increased 139 MBoe (approximately 306%) as compared to the prior year, primarily due to newly completed horizontal wells which HPK LP and/or HighPeak I held a working interest in addition to adding the production from HighPeak II effective October 1, 2019. However, this increase was curtailed due to the Company shutting in the majority of its production in late April in response to the significant downturn in crude oil prices beginning in March 2020. During the six months ended June 30, 2020, HPK LP and HighPeak I held interests in and experienced sales volumes from approximately six (6) gross horizontal wells. During the three months ended June 30, 2019, HighPeak I held interests and experienced sales volumes from one (1) gross horizontal well. Partially offsetting the production increase was an overall decrease in the average sales price for oil of approximately 15% and a decrease in the much less significant average sales price for natural gas and NGLs for an overall decrease in sales price per Boe of approximately 22%.

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LOE totaled $4.2 million and $1.3 million for the six months ended June 30, 2020 and 2019, respectively. The increase in LOE was primarily due to an increase in the average number of gross horizontal wells discussed above plus the added expenses from the HighPeak II properties that were added effective October 1, 2019. On a per-Boe basis, LOE was $21.12 and $20.97 for the six months ended June 30, 2020 and 2019, respectively, remaining relatively flat. In addition, there were costs associated with shutting the wells in that are included in LOE for the six months ended June 30, 2020. The recently completed horizontal wells have a much higher production rate, with much less incremental LOE and thus we would anticipate this LOE per Boe to continue to decrease as we put wells back on production subsequent to quarter end and add more horizontal wells to production in the future.

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Production and other taxes were $402,000 and $181,000 for the six months ended June 30, 2020 and 2019, respectively. The 122% increase in production taxes is primarily attributable to higher sales revenues achieved during the six months ended June 30, 2020 as the overall percentage of total revenues was 7.2% versus 6.4% for the three months ended June 30, 2020 as compared to June 30, 2019. The reason for the increase in rate is due to higher ad valorem taxes on the recently completed horizontal wells. The higher production from the horizontal wells is the reason for the decrease in production and other taxes on a per-Boe basis of $2.02 compared to $3.02 for the six months ended June 30, 2020 and June 30, 2019, respectively.

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Exploration and abandonment expenses were $4,000 and $2.7 million for the six months ended June 30, 2020 and 2019, respectively. The increase in exploration and abandonment expense is primarily attributable to a seismic shoot that we commissioned in the area of our leasehold interests that was performed in 2019 that we acquired a license to.

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Depletion expense for the six months ended June 30, 2020 was $5.0 million compared to $1.8 million for the six months ended June 30, 2019. The increase was primarily due to higher production from an increase in the average horizontal well count discussed above, partially offset by the decrease in production related to shutting in production at the end of April and a decrease in the depletion rate as we are adding proved reserves at a lower finding and development cost than the previous depletion rate which lowers the overall rate going forward.

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General and administrative expenses were $4.3 million for the six months ended June 30, 2020, an increase of $2.6 million (approximately 154%) compared to the six months ended June 30, 2019. The increase in general and administrative expenses was predominantly attributable to an increase in operational activity with the significant acquisitions and ramping up to a two (2) rig drilling program during the second half of 2019 and into 2020, including increased employee headcount and compensation, contract labor and professional fees. This increase was partially offset by a decrease related to a layoff of approximately 25% of the company’s workforce in May 2020 as a result of the significant decrease in oil prices and the reduction in salaries of the remaining personnel of 10% to 40% depending on the salary levels of the employees.

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Deal termination and other expenses increased $76.5 million from the six months ended June 30, 2020 compared to the prior year. During the six months ended June 30, 2020, HPK LP charged to expense the $61.5 million nonrefundable deposit and the $15.0 million extension payment that we paid to Grenadier (as defined in the Proxy Statement/Prospectus) as part of the Grenadier acquisition that was terminated in April 2020.

The table below summarizes the results of operations and period-to-period comparisons for the periods indicated.

	HPK LP Period From August 28, 2019 (Inception) Through December 31, 2019 (1)	HighPeak I Year Ended December 31, 2019 (1)	HighPeak I Year Ended December 31, 2018	HighPeak I Year Ended December 31, 2017 (2)
	(in thousands)
Operating Revenues:
Crude oil sales	$3,695	$4,154	$1,299	$5
Natural gas and NGL sales	163	103	93	—
Total operating revenues	3,858	4,257	1,392	5

Operating Expenses:
Lease operating	1,578	1,794	936	2
Production and other taxes	188	261	69	1
Exploration and abandonments	33	2,817	695	—
Depreciation, depletion and amortization	1,612	2,657	886	2
Accretion of asset retirement obligation	34	38	25	—
General and administrative	6,159	2,523	4,769	1,680
Total operating expenses	9,604	10,090	7,380	1,685

Net loss	$(5,746)	$(5,833)	$(5,988)	$(1,680)

Sales Volumes:
Oil (MBbls)	66	79	25	0
Natural gas (MMcf)	80	59	34	0
Total (MBoe)	79	89	31	0

Average sales price:
Oil (per Bbl)	$55.92	$52.33	$51.47	$55.00
Natural gas (per Mcf)	2.04	1.75	2.77	—
Total (per Boe)	$48.60	$47.71	$45.13	$55.00

Average daily sales volumes:
Oil (Bbls/d)	718	291	69	0
Natural gas (Mcf/d)	868	216	92	0
Total (Boe/d)	863	327	85	0

(1) HighPeak I and HighPeak II contributed their subsidiaries which owned and operated substantially all of their oil and gas assets to HPK LP effective October 1, 2019. Therefore, the period from August 28, 2019 (Inception) through the year ended December 31, 2019 results are shown for HPK LP, and for the years ended December 31, 2019, 2018 and 2017 results include information from HighPeak I only.

(2) HighPeak I acquired producing properties late in 2017 and thus only reported 89 barrels of oil of production. Therefore, zero production volumes are shown in the above table as they are rounded to MBbls and MBoe and average production volumes calculate to less than one per day.

HPK LP Period from August 28, 2019 (Inception) through December 31, 2019 and HighPeak I Year Ended December 31, 2019 Compared to HighPeak I Year Ended December 31, 2018

●

Total revenues for the HPK LP period from August 28, 2019 (Inception) through December 31, 2019  combined with the HighPeak I year ended December 31, 2019 (collectively, the “Combined 2019 Period”) represented an increase of $6.7 million (approximately 479%) compared to $1.4 million for the year ended December 31, 2018. The Combined 2019 Period represented an increase of 138 MBoe (approximately 445%) as compared to the prior year, primarily due to newly completed horizontal wells which HPK LP and/or HighPeak I held a working interest in addition to adding the production from HighPeak II effective October 1, 2019. During the Combined 2019 Period, HPK LP and HighPeak I held interests in and experienced sales volumes from approximately four (4) gross horizontal wells, one of which for the entire year, one of which for approximately five months and two of which produced only the last month of the year. During the year ended December 31, 2018, HighPeak I held interests and experienced sales volumes from one (1) gross horizontal well for approximately two and a half months. This equates to an approximate increase of approximately 1.4 average gross horizontal wells (760%). In addition to the production increase was an overall increase in the average sales price for oil of approximately 5% partially offset by a decrease in the much less significant average sales price for natural gas and NGL of approximately 31%.

●

LOE, including cost of workovers, for the Combined 2019 Period represented an increase of $2.4 million compared to $936,000 for the year ended December 31, 2018. The increase in LOE was primarily due to an increase in the average number of gross horizontal wells discussed above. On a per-Boe basis, LOE decreased by $10.26 (approximately 34%) for the Combined 2019 Period compared to $30.19 for the year ended December 31, 2018. There were also costs associated with shutting in the wells included in LOE during the three months ended June 30, 2020. The recently completed horizontal wells have a much higher production rate, with much less incremental LOE and thus we would anticipate this LOE per Boe to continue to decrease as we add more horizontal wells to production in the future.

●

Production and other taxes for the Combined 2019 Period represented an increase of $380,000 (approximately 651%) compared to $69,000 for the year ended December 31, 2018. The 651% increase in production taxes is primarily attributable to higher sales revenues achieved during the Combined 2019 Period as the overall percentage of total revenues increased 0.5% for the Combined 2019 Period as compared to 5.0% during the year ended December 31, 2018. The reason for the increase in rate is due to higher ad valorem taxes on the recently completed horizontal well in late 2018. This is also the reason for the increase in production and other taxes on a per-Boe basis of $0.43 for the Combined 2019 Period compared to $2.23 for the year ended December 31, 2018.

●

Exploration and abandonment expenses for the Combined 2019 Period represented an increase of $2.2 million compared to $695,000 for the year ended December 31, 2018. The increase in exploration and abandonment expense is primarily attributable to a seismic shoot that we commissioned in the area of our leasehold interests that was performed in 2019 that we acquired a license to.

●

Depletion expense for the Combined 2019 Period represented an increase of $3.3 million compared to $886,000 for the year ended December 31, 2018. The increase was primarily due to higher production from an increase in the average horizontal well count discussed above, partially offset by a decrease in the depletion rate as we are adding proved reserves at a lower finding and development cost than the previous depletion rate which lowers the overall rate going forward.

●

General and administrative expenses for the Combined 2019 Period represented an increase of $3.9 million (approximately 82%) compared to the year ended December 31, 2018. The increase in general and administrative expenses was predominantly attributable to an increase in operational activity with the significant acquisitions and ramping up to a two rig drilling program during the second half of 2019, including increased employee headcount and compensation, contract labor and professional fees.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

●

Total revenues were $1.4 million for the year ended December 31, 2018 compared to $5,000 for the year ended December 31, 2017, an increase of $1.4 million. For the year ended December 31, 2017, the Partnership had just completed an acquisition that included some producing properties and thus volumes and revenues were minimal for 2017.  For the year ended December 31, 2018, production averaged approximately 85 Boe per day or 31 MBoe, primarily as a result of our first newly completed horizontal well which HighPeak I held a working interest.

●

LOE, including cost of workovers, totaled $936,000 and $2,000 for the years ended December 31, 2018 and 2017, respectively. The increase in LOE was primarily due to the fact that 2017 had no activity other than the producing wells acquired at the end of 2017.

●

Production and other taxes were $69,000 and $1,000 for the years ended December 31, 2018 and 2017, respectively.  Similar to revenues and LOE, 2017 had very little activity and thus the comparison to 2018 is not meaningful.  The 2018 production and other taxes as a percent of revenues is 5% which is in line with the statutory rates in the State of Texas.

●

Depletion expense for the year ended December 31, 2018 was $886,000 compared to $2,000 for the year ended December 31, 2017. The increase was primarily due to the aforementioned higher production volumes from the recently completed first horizontal well in 2018 compared to very little production in 2017 due to adding producing wells at the end of 2017 via an acquisition.

●

General and administrative expenses were $4.8 million for the year ended December 31, 2018, an increase of $3.1 million (approximately 183%) compared to the year ended December 31, 2017. The increase in general and administrative expenses was primarily attributable to an increase in operational activity, including increased employee compensation, contract labor and professional fees.

Liquidity and Capital Resources

HighPeak Energy’s development plan require it to make significant operating and capital expenditures. HPK LP’s historic primary use of capital has been the acquisition, exploration and development of oil, natural gas and NGL properties and facilities. As HighPeak Energy pursues reserve and production growth, we plan to monitor which capital resources, including equity and debt financings, are available to meet future financial obligations, planned capital expenditure activities and liquidity requirements. Historically, HPK LP’s primary sources of liquidity were capital contributions from their owners and cash generated by operations.

HighPeak Energy’s success in growing proved reserves and production will be highly dependent on the capital resources available to HighPeak Energy. HighPeak I’s and HPK LP’s combined capital expenditures for the years ended December 31, 2019 and 2018 were approximately $70.3 million and $50.0 million, respectively.

HighPeak Energy intends to fund 2020 capital expenditures and cash requirements, including normal cash operating needs and commitments and contingencies through December 31, 2020, with capital raised in the Closing of the Business Combination, operating cash flow, cash on hand and potentially a Debt Facility which HighPeak Energy intends to pursue to enhance its liquidity. However, to the extent that HighPeak Energy considers market conditions favorable, they may access the capital markets to raise capital from time to time to fund acquisitions and for general working capital purposes. Future cash flows are subject to a number of variables, including the level of oil and natural gas production and the prices HighPeak Energy receives for its oil and natural gas production, and significant additional capital expenditures will be required to more fully develop the Target Assets and acquire additional properties. HighPeak Energy cannot assure you that any other needed capital will be available on acceptable terms, or at all.

Capital Expenditure Budget

HighPeak Energy expects to fund its capital expenditures with capital raised during the Closing of the Business Combination, cash generated by operations, cash on hand and borrowings under a potential debt facility. The amount, timing and allocation of capital expenditures is largely discretionary and within the control of HighPeak Energy, and HighPeak Energy’s 2020 capital budget may be adjusted as business conditions warrant. Please see “Risk Factors—Risks Related to the Target Assets—HighPeak Energy’s development projects and acquisitions will require substantial capital expenditures. HighPeak Energy may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in its ability to access or grow production and reserves.” Commodity prices declined significantly since February 2016 and have remained low in 2020. If oil or natural gas prices remain at current levels or decline further, or costs increase, HighPeak Energy could choose to defer a significant portion of its budgeted capital expenditures until later periods to achieve the desired balance between sources and uses of liquidity and to prioritize capital projects that it believes will have the highest expected rates of return and potential to generate near-term cash flow. HighPeak Energy routinely monitors and adjusts capital expenditures in response to changes in commodity prices, availability of financing, drilling and acquisition costs, industry conditions, the timing of regulatory approvals, the availability of rigs, success or lack of success in drilling activities, contractual obligations, internally generated cash flow and other factors both within and outside the control of HighPeak Energy. Any reduction in the Target Assets’ capital expenditure budget could have the effect of delaying or limiting its development program, which would negatively impact its ability to grow production and could materially and adversely affect its future business, financial condition, results of operations or liquidity.

HighPeak Energy plans to evaluate its oil pricing risk and may enter into hedging arrangements to reduce the impact of commodity price volatility on cash flow from operations. Please see “—Derivative Instruments.” HighPeak Energy similarly intends to evaluate its risk to its cash flow due to fluctuating oil prices and may enter into hedging arrangements to protect its capital expenditure budget and to protect a potential Debt Facility borrowing base. There were no open commodity contracts at December 31, 2019 or at Closing.

 Debt Facility; Proposed Revolving Credit Agreement

On July 16, 2020, HPK LP entered into an engagement letter (the “Engagement Letter”) with Fifth Third Bank, National Association (“Fifth Third”) for a three and one-half year revolving credit agreement (the “Proposed Revolving Credit Agreement”) to govern the Debt Facility. The Engagement Letter provides that Fifth Third will use its best efforts to arrange financing commitments for the Proposed Revolving Credit Agreement. The Proposed Revolving Credit Agreement is currently uncommitted and in syndication. The terms of the Proposed Revolving Credit Agreement described below reflect those in the term sheet attached to the Engagement Letter and remain subject to completion of syndication and definitive documentation for the Proposed Revolving Credit Agreement.

The Proposed Revolving Credit Agreement will be among HighPeak Energy, as borrower, Fifth Third, as administrative agent and a syndicate of lenders and will have a maturity of three and one-half years from the closing date of the Proposed Revolving Credit Agreement.

The Proposed Revolving Credit Agreement is expected to provide a borrowing capacity equal to the lesser of the maximum credit amount and the borrowing base. The borrowing base is scheduled to be redetermined semiannually each April 1 and October 1 of each calendar year, and is expected to be subject to additional adjustments from time to time, including for asset sales, elimination or reduction of hedge positions and incurrence of other debt.  Additionally, each of HighPeak Energy and the administrative agent may request one unscheduled redetermination of the borrowing base between each scheduled redetermination.  The amount of the borrowing base is determined by the lenders in their sole discretion and consistent with their oil and gas lending criteria at the time of the relevant redetermination. HighPeak Energy may also request the issuance of letters of credit under the Proposed Revolving Credit Agreement in an aggregate amount up to the greater of (i) $5.0 million and (ii) 5.0% of the borrowing base then in effect, which amount reduces the amount of available borrowings under the borrowing base in the amount of such issued and outstanding letters of credit. The amount HighPeak Energy is able to borrow under the Proposed Revolving Credit Agreement will be subject to compliance with the financial covenants, satisfaction of various conditions precedent to borrowing and other provisions of the Proposed Revolving Credit Agreement.

Borrowings under the Proposed Revolving Credit Agreement are expected to be able to be made in Eurodollars or at the alternate base rate. The Company will be able to repay any amounts borrowed prior to the maturity date without any premium or penalty other than customary LIBOR breakage costs.

The Proposed Revolving Credit Agreement is expected to be guaranteed by HighPeak Energy and its restricted subsidiaries and will be secured by a first lien security interest in substantially all assets of HighPeak Energy and its restricted subsidiaries.

The Proposed Revolving Credit Agreement is expected to contain certain financial covenants, including the maintenance of the following financial ratios:

●

a maximum ratio of total debt to EBITDAX (to be calculated on a building annualized basis for the first four full fiscal quarters after Closing) of not more than 3.0 to 1.0 as of the last day of any fiscal quarter (commencing with the first full quarter ending after the closing date); and

●

a minimum current ratio (based on the ratio of current assets to current liabilities) of not less than 1.0 to 1.0 as of the last day of any fiscal quarter (commencing with the first full quarter ending after the closing date), provided that unused availability under the Proposed Revolving Credit Agreement credited to current assets may be limited.

HighPeak Energy will have limited equity cure rights for a breach of the above-listed financial covenants. Additionally, the Proposed Revolving Credit Agreement will contain additional restrictive covenants that limit the ability of HighPeak Energy and its restricted subsidiaries to, among other things, incur additional indebtedness, incur additional liens, make investments and loans, enter into mergers and acquisitions, make or declare dividends and other payments, enter into certain hedging transactions, sell assets and engage in transactions with affiliates. In addition, the Proposed Revolving Credit Agreement will be subject to customary events of default, including a change in control. If an event of default occurs and is continuing, the administrative agent or the majority may accelerate any amounts outstanding and terminate lender commitments.

Cash Flows from Operating, Investing and Financing Activities

The following table summarizes HPK LP and HighPeak I’s cash flows from operating, investing and financing activities for the periods indicated. In addition to the following discussion, information regarding the individual components of these cash flow amounts are included in HPK LP’s and HighPeak I’s financial statements included elsewhere in this Current Report on Form 8-K.

	HPK LP Six Months Ended June 30, 2020	HighPeak I Six Months Ended June 30, 2019	HPK LP Period From August 28, 2019 (Inception) Through December 31, 2019 (1)	HighPeak I Year Ended December 31, 2019 (1)	HighPeak I Year Ended December 31, 2018	HighPeak I Year Ended December 31, 2017
Cash Flow Data:
Net cash provided by (used in) operating activities	$(4,812)	$1,528	$(2,500)	$1,728	$(4,672)	$(3,781)
Net cash used in investing activities	$(65,619)	$(13,559)	$(32,870)	$(26,360)	$(54,655)	$(27,723)
Net cash provided by financing activities	$54,000	$13,447	$58,081	$23,738	$58,799	$32,926

(1)

HighPeak I and HighPeak II contributed their subsidiaries which owned and operated substantially all of their oil and gas assets to HPK LP effective October 1, 2019. Therefore, for the three months ended March 31, 2020, and the period from August 28, 2019 through the year ended December 31, 2019, results are shown for HPK LP, and for the three months ended March 31, 2019 and the years ended December 31, 2019, 2018 and 2017 results include information from HighPeak I only.

Six Months Ended June 30, 2020 Compared to the Six Months Ended June 30, 2019

Operating Activities. Net cash used in operating activities was $4.8 million and net cash provided by operations was $1.5 million for the six months ended June 30, 2020 and 2019, respectively.

Investing Activities. Net cash used in investing activities was $65.6 million and $13.6 million for the three months ended June 30, 2020 and 2019, respectively.

Financing Activities. Net cash provided by financing activities was $54.0 million and $13.4 million for the six months ended June 30, 2020 and 2019, respectively.

HPK LP Period from August 28, 2019 (Inception) through December 31, 2019 and HighPeak I Year Ended December 31, 2019 compared to the HighPeak I Year Ended December 31, 2018

Operating Activities. Net cash provided by operating activities for the Combined 2019 Period decreased by $4.0 million (approximately 518%) compared to $4.7 million for the year ended December 31, 2018.

Investing Activities. Net cash used in investing activities for the Combined 2019 Period increased by $4.5 million (approximately 8.2%) compared to $54.7 million for the year ended December 31, 2018.

Financing Activities. Net cash provided by financing activities for the Combined 2019 Period increased by $23.0 million (approximately 39.1%) compared to $58.8 million for the year ended December 31, 2018.

Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017

Operating Activities. Net cash used in operating activities was $4.7 million and $3.8 million for the years ended December 31, 2018 and 2017, respectively.

Investing Activities. Net cash used in investing activities was $54.7 million and $27.7 million for the years ended December 31, 2018 and 2017, respectively.

Financing Activities. Net cash provided by financing activities was $58.8 million and $32.9 million for the years ended December 31, 2018 and 2017, respectively.

Contractual Obligations

A summary of HPK LP’s contractual obligations as of December 31, 2019 is provided in the following table.

	Payment of Settlement by Period
	(amounts in thousands)
Contractual Obligation	Total	2020	2021	2022	2023	2024	Thereafter
Debt Facility (1)	$—	$—	$—	$—	$—	$—	$—
Drilling commitments (2)	1,296	1,296	—	—	—	—	—
Asset retirement Obligations	2,212	—	—	—	115	64	2,033
Total	$3,508	$1,296	$—	$—	$115	$64	$2,033

(1)

The Company intends to pursue a Debt Facility to enhance its liquidity. A Debt Facility was not in place as of December 31, 2019. For anticipated terms of the Proposed Revolving Credit Agreement that HighPeak Energy expects to govern the Debt Facility, see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of the Predecessors—Liquidity and Capital Resources—Debt Facility; Proposed Revolving Credit Agreement.” Note, however, that the Proposed Revolving Credit Agreement is currently uncommitted and in syndication. The terms of the Proposed Revolving Credit Agreement described herein reflect those in the term sheet attached to the Engagement Letter relating to the Proposed Revolving Credit Agreement and remain subject to completion of syndication and definitive documentation for the Proposed Revolving Credit Agreement.

(2)

Amounts represent commitments under drilling agreements expected to benefit HPK LP at current rates. HPK LP has utilized $632,000 of the commitment and has $664,000 remaining as of March 31, 2020 that it intends to utilize once drilling activities are resumed later in 2020.

Off Balance Sheet Arrangements

As of June 30, 2020 and December 31, 2019, HPK LP had no off balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Quantitative and qualitative disclosures about market risk of Pure prior to the Business Combination is included in the Proxy Statement/Prospectus in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pure—Quantitative and Qualitative Disclosure About Market Risk” beginning on page 164, which is incorporated herein by reference. Quantitative and qualitative disclosures about market risk of the Predecessors prior to the Business Combination is included in the Proxy Statement/Prospectus in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Predecessors—Quantitative and Qualitative Disclosures About Market Risk” beginning on page 199, which is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding ownership of shares of voting securities of the Company, which consists of HighPeak Energy common stock, as of August 21, 2020, after giving effect to the Closing, by:

●	each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock;

●	each of the Company’s current executive officers and directors; and

●	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or has the right to acquire such securities within sixty (60) days, including options and warrants that are currently exercisable or exercisable within sixty (60) days.

The beneficial ownership of voting securities of the Company is based on 91,592,354 shares of HighPeak Energy common stock, issued and outstanding as of the Closing Date, after giving effect to the Closing and the Forward Purchases.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them. Unless otherwise indicated, the address of each person named in the table below is 421 W. 3rd Street, Suite 1000, Fort Worth, Texas 76102.

	HighPeak Energy Post Business Combination
Name and Address of Beneficial Owners	Number of Shares	%
Jack Hightower (1)(2)(3)(4)	88,553,221	90.2
Rodney L. Woodard (5)(6)(7)	244,667	*
Steven W. Tholen (8)(9)	76,667	*
Larry C. Oldham	—	—
Keith A. Covington(10)	30,000	—
Michael L. Hollis (11)(12)(13)	454,251	*
Michael H. Gustin	—	—
Jay M. Chernosky	—	—
Sharon Fulgham	—	—
HighPeak Pure Acquisition, LLC	4,856,000	5.3
HighPeak Energy Partners, LP (14)	39,642,461	43.3
HighPeak Energy Partners II, LP (15)	36,740,593	40.1
HighPeak Energy III, LP (16)(17)	1,000,000	1.1
John Paul DeJoria Family Trust (18)(19)	11,000,000	12.0
HighPeak Energy Management, LLC (20)	356,000	*
All directors and executive officers of the Company following the Business Combination as a group (nine individuals)	89,358,806	90.3

*	Less than one percent.

(1)

Represents shares beneficially owned by (i) Pure’s Sponsor, of which this individual is a manager, (ii) HPEP I, of which this individual has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of the general partner of HPEP I’s general partner, (iii) HPEP II, of which this individual has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of the general partner of HPEP II’s general partner, (iv) HighPeak III, of which this individual has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of the general partner of HighPeak III’s general partner and (v) HighPeak Energy Management, LLC, of which this individual has the number of votes necessary to constitute a majority of the total number of votes held by all managers of HighPeak Energy Management, LLC, and, therefore, may be deemed to have voting and dispositive power over shares held by such entities. Mr. Hightower disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(2)

Includes (i) 2,336 shares of HighPeak Energy common stock and (ii) 2,336 HighPeak Energy warrants to purchase shares of HighPeak Energy common stock, exercisable within sixty (60) days of the date hereof, beneficially owned by Mr. Hightower’s family member. Mr. Hightower disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3)	Includes 5,953,495 shares of HighPeak Energy common stock issuable upon the exercise of stock options that have been vested as of the date hereof.

(4)

Includes 178,000 HighPeak Energy warrants to purchase shares of HighPeak Energy common stock, exercisable within sixty (60) days of the date hereof, beneficially owned by HighPeak Energy Management, LLC. Mr. Hightower disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(5)	Includes 1,000 shares of HighPeak Energy common stock issuable upon the exercise of the HighPeak Energy warrants exercisable within sixty (60) days of the date hereof.

(6)

Includes (i) 13,000 shares of HighPeak Energy common stock and (ii) 13,000 HighPeak Energy warrants to purchase shares of HighPeak Energy common stock, exercisable within sixty (60) days of the date hereof, held through a personal investment vehicle. Mr. Woodard disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(7)	Includes 216,667 shares of HighPeak Energy common stock issuable upon the exercise of stock options that have been vested as of the date hereof.

(8)	Includes 5,000 shares of HighPeak Energy common stock issuable upon the exercise of the HighPeak Energy warrants exercisable within sixty (60) days of the date hereof.

(9)	Includes 66,667 shares of HighPeak Energy common stock issuable upon the exercise of stock options that have been vested as of the date hereof.

(10)

Includes (i) 15,000 shares of HighPeak Energy common stock and (ii) 15,000 HighPeak Energy warrants to purchase shares of HighPeak Energy common stock, exercisable within sixty (60) days of the date hereof, beneficially owned through a family trust. Mr. Covington disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(11)	Includes 20,382 shares of HighPeak Energy common stock issuable upon the exercise of the HighPeak Energy warrants exercisable within sixty (60) days of the date hereof.

(12)

Includes (i) 200 shares of HighPeak Energy common stock and (ii) 200 HighPeak Energy warrants to purchase shares of HighPeak Energy common stock, exercisable within sixty (60) days of the date hereof, beneficially owned by family members of Mr. Hollis. Mr. Hollis disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(13)	Includes 416,667 shares of HighPeak Energy common stock issuable upon the exercise of stock options that have been vested as of the date hereof.

(14)

The general partner of HighPeak I is HighPeak Energy GP, LLC, which is a wholly owned subsidiary of HPEP I. The general partner of HPEP I is HighPeak Energy Partners GP, LP, whose general partner is HighPeak GP, LLC (“HP GP I”). Jack Hightower has the right to appoint all of the managers to the board of managers of HP GP I and is one of three managers of HP GP I. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP I at any given time, which acts by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by HPEP I. Mr. Hightower disclaims any such beneficial ownership of such securities to the extent of his pecuniary interest therein.

(15)

The general partner of HighPeak II is HighPeak Energy GP II, LLC, which is a wholly owned subsidiary of HPEP II. The general partner of HPEP II is HighPeak Energy Partners GP II, LP, whose general partner is HighPeak GP II, LLC (“HP GP II”). Mr. Hightower has the right to appoint all of the managers of HP GP II. Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP II at any given time, which acts by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by HPEP II. Mr. Hightower disclaims any such beneficial ownership of such securities to the extent of his pecuniary interest therein.

(16)

The general partner of HighPeak III is HighPeak Energy GP III, LLC (“HP GP III”). Mr. Hightower has the number of votes necessary to constitute a majority of the total number of votes held by all of the managers of HP GP III at any given time, which will act by majority vote. As a result, Mr. Hightower may be deemed to have or share beneficial ownership of the securities held directly by HighPeak III. Mr. Hightower disclaims any such beneficial ownership of such securities to the extent of this pecuniary interest therein.

(17)	Includes 500,000 shares of HighPeak Energy common stock issuable upon the exercise of the HighPeak Energy warrants exercisable within sixty (60) days of the date hereof.

(18)

Represents 5,500,000 shares of HighPeak Energy common stock and 5,500,000 HighPeak Energy warrants owned by the John Paul DeJoria Family Trust at the Closing of the Business Combination. The address of the John Paul DeJoria Family Trust is 8911 N Capital of TX Hwy #3210, Austin, TX 78759.

(19)	Includes 5,500,000 shares of HighPeak Energy common stock issuable upon the exercise of the HighPeak Energy warrants exercisable within sixty (60) days of the date hereof.

(20)	The shares of HighPeak Energy common stock and HighPeak Energy warrants held by HighPeak Energy Management, LLC are irrevocably committed to be distributed to certain members of HighPeak Energy’s management, and are expected to be distributed no later than August 31, 2020.

Directors

As of the Closing Date, the Board consisted of Messrs. Jack Hightower, Michael L. Hollis, Michael H. Gustin, Larry C. Oldham, Jay M. Chernosky and Keith A. Covington and Mme. Sharon Fulgham. Pursuant to the Stockholders’ Agreement, the Principal Stockholder Group nominated Messrs. Jack Hightower, Michael L. Hollis and Michael H. Gustin and Mme. Sharon Fulgham to become directors of the Company at the Closing. The Principal Stockholder’s Group separately agreed with one of their limited partners, the John Paul DeJoria Family Trust, that in connection with its significant commitment under the Forward Purchase Agreement Amendment, as long as the Principal Stockholder’s Group has the right to nominate at least two (2) directors of the Company under the Stockholders’ Agreement to the Board, the John Paul DeJoria Family Trust will have the right to select one (1) of such director nominees, and Messr. Michael H. Gustin was selected to serve as the initial nominee.

After the Closing of the Business Combination, Pure’s Sponsor and its affiliates will collectively hold more than 50% of the voting power of the Company’s voting securities for the election of directors. As a result, the Company expects to be a controlled company within the meaning of the Nasdaq Listing Rule 5615 and Nasdaq corporate governance standards, and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that a majority of the Board consist of independent directors and that the Nominating and Corporate Governance Committee (as defined below) and Compensation Committee (as defined below) be composed entirely of independent directors. These requirements will not apply to the Company as long as it remains a controlled company.

Independence of Directors

Under the listing rules of the Nasdaq, the Company is required to have a majority of independent directors serving on the Board, at such time that the Company no longer is considered a controlled company within the meaning of the Nasdaq corporate governance standards. Notwithstanding, the Board has determined that Messrs. Larry C. Oldham, Keith A. Covington and Jay M. Chernosky and Mme. Sharon Fulgham are independent within the meaning of Nasdaq Marketplace Rule 5605(a)(2).

Committees of the Board

Following the Closing, the standing committees of the Board consist of an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). Each of the committees reports to the Board. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee. The principal functions of the Company’s Audit Committee are detailed in the Company’s Audit Committee charter, which is available on the Company’s website, and include:

●	audits of the Company’s financial statements;

●	the integrity of the Company’s financial statements;

●	the Company’s process relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures; and

●	the qualifications, engagement, compensation, independence and performance of the Company’s independent auditor.

Under the Nasdaq listing standards and applicable SEC rules, the Company is required to have at least three members on the Audit Committee, all of whom must be independent. Following the Closing, the Audit Committee consists of Messrs. Larry C. Oldham, Keith A. Covington and Jay M. Chernosky, with Messr. Larry C. Oldham serving as the Chair. The Company believes that Messrs. Larry C. Oldham, Keith A. Covington and Jay M. Chernosky qualify as independent directors according to the rules and regulations of the SEC with respect to Audit Committee membership. The Company also believes that Mr. Larry C. Oldham qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.

Compensation Committee. The principal functions of the Company’s Compensation Committee are detailed in the Company’s Compensation Committee charter, which is available on the Company’s website, and include:

●	oversee the Company’s overall compensation philosophy that applies to all Company employees;

●	review, evaluate and approve the agreements, plans, policies and programs of the Company to compensate the Company’s executive officers and directors;

●

once required, review and discuss the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s proxy statement for its annual meeting of stockholders (“Annual Proxy Statement”) or Annual Report on Form 10-K, as applicable, and determine whether to recommend to the Board that the CD&A be included in the Annual Proxy or Annual Report on Form 10-K, as applicable, in accordance with applicable rules and regulations;

●

produce the Compensation Committee Report as required by Item 407(e)(5) of Regulation S-K for inclusion in the Company’s Annual Proxy Statement or Annual Report on Form 10-K, as applicable, in accordance with applicable rules and regulations;

●	otherwise discharge the Board’s responsibilities relating to the compensation of the Company’s executive officers and directors; and

●	perform such other functions as the Board may assign to the Compensation Committee from time to time.

Following the Closing, the Compensation Committee consists of Messrs. Jack Hightower, Michael L. Hollis, Keith A. Covington and Mme. Sharon Fulgham, with Mr. Jack Hightower serving as the Chair. The Company believes that Mr. Keith A. Covington and Ms. Sharon Fulgham qualify as independent directors according to the rules and regulations of the Nasdaq with respect to Compensation Committee membership.

Nominating and Corporate Governance Committee. The principal functions of the Company’s Nominating and Corporate Governance Committee are detailed in the Company’s Nominating and Corporate Governance Committee charter, which is available on the Company’s website, and include:

●	advise the Board and make recommendations regarding appropriate corporate governance practices and assist the Board in implementing those practices;

●

assist the Board by identifying individuals qualified to become members of the Board, consistent with the criteria approved of by the Board, and recommending director nominees to the Board for election at the annual meeting of stockholders or for appointment to fill vacancies on the Board;

●	advise the Board about the appropriate composition of the Board and its committees;

●	lead the Board in the annual performance evaluation of the Board and its committees, and of management;

●	direct all matters relating to the succession of the Company’s Chief Executive Officer; and

●	perform such other functions as the Board may assign to the Nominating and Corporate Governance Committee from time to time.

The Nominating and Corporate Governance Committee also develops and recommends to the Board corporate governance principles and practices and assists in implementing them, including conducting a regular review of the Company’s corporate governance principles and practices. The Nominating and Corporate Governance Committee oversees the annual performance evaluation of the Board and the committees of the Board and makes a report to the Board on succession planning.

Following the Closing, the Nominating and Corporate Governance Committee consists of Messrs. Jack Hightower, Michael L. Hollis, Michael H. Gustin and Jay M. Chernosky, with Mr. Jack Hightower serving as the Chair. The Company believes that Messr. Jay M. Chernosky qualifies as an independent director according to the rules and regulations of the Nasdaq with respect to the Nominating and Corporate Governance Committee membership.

Executive Officers

As of the Closing, the following individuals were executive officers of the Company:

Name	Position
Jack Hightower	Chief Executive Officer
Michael L. Hollis	President
Steven W. Tholen	Chief Financial Officer
Rodney L. Woodard	Chief Operating Officer

Information with respect to Messrs. Jack Hightower, Michael L. Hollis, Steven W. Tholen and Rodney L. Woodard is set forth in the Proxy Statement/Prospectus in the section entitled “Management After the Business Combination” beginning on page 201, which is incorporated herein by reference.

Indemnification of Directors and Executive Officers

The Company’s Amended and Restated Certificate of Incorporation (the “A&R Charter”) which was filed with the Secretary of State of the State of Delaware on the Closing Date, provides that the Company’s directors and officers will be indemnified by the Company to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, the A&R Charter provides that the Company’s directors will not be personally liable for monetary damages to the Company for breaches of their fiduciary duties as directors, unless they violated their duty of loyalty to the Company or to the Company’s stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Further, the Company’s Amended and Restated Bylaws (the “A&R Bylaws”) permit the Company to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions regardless of whether Delaware law would permit indemnification. The Company has purchased a policy of directors’ and officers’ liability insurance that insures the Company’s directors and officers against the cost of defense, settlement or payment of a judgement in some circumstances and insures the Company against the Company’s obligations to indemnify the directors and officers.

These provisions may discourage stockholders from brining a lawsuit against the Company’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes these provisions, the insurance and the Indemnity Agreements are necessary to attract and retain talented and experienced directors and officers.

The description of the Indemnity Agreements under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Director and Executive Officer Compensation

Compensation of Executive Officers and Directors

The compensation of the Company’s named executive officers and directors following the consummation of the Business Combination is set forth in the Proxy Statement/Prospectus in the section titled “Management After the Business Combination—Post-Combination HighPeak Energy Director and Executive Officer Compensation—Executive Compensation” beginning on page 205, which is incorporated herein by reference.

Certain Relationships and Related Party Transactions

Information about the Company’s relationships and related party transactions is set forth in the Proxy Statement/Prospectus in the section entitled “Certain Relationships and Related Party Transactions” beginning on page 221, which is incorporated herein by reference. In addition, in connection with an additional significant commitment under the Forward Purchase Agreement Amendment, one of the Forward Purchase Investors that is also a limited partner in each of HighPeak I and HighPeak II and a member of Pure’s Sponsor, entered into an agreement with HighPeak I, HighPeak II and HighPeak III pursuant to which Mr. Hightower and other members of the Company’s management team transferred certain of the incentive equity interests in Pure’s Sponsor to such Forward Purchase Investor, which may or may not in the future entitle him to shares of the Company.

In addition, the information set forth in “—Recent Sales of Unregistered Securities—Forward Purchases” is incorporated herein by reference.

Legal Proceedings

Information about legal proceedings of the Company is set forth in the Proxy Statement/Prospectus in the section entitled “Information About the Target Assets—Legal Proceedings” beginning on page 188, which is incorporated herein by reference.

Market Price of and Dividends on the Company’s Common Equity and Related Stockholder Matters

Market Information and Holders

Historical market price information regarding the Company is not provided because, as of the date of this Current Report on Form 8-K, there has been no established public market for HighPeak Energy common stock or HighPeak Energy warrants for a full quarterly period or any interim period for which financial statements are included, or required to be included, in this Current Report on Form 8-K.

As of the date hereof, there are no outstanding options to purchase HighPeak Energy common stock, HighPeak Energy warrants or CVRs and no securities convertible into shares of HighPeak Energy common stock. The Company has reserved a total of 11,907,006 shares of HighPeak Energy common stock for issuance pursuant to the LTIP, subject to certain adjustments set forth in the LTIP.

As of the date hereof, there were approximately 48 holders of record of HighPeak Energy common stock and, 43 holders of record of HighPeak Energy warrants.

In connection with the Closing of the Business Combination, HighPeak Energy common stock and HighPeak Energy warrants are currently listed on the Nasdaq under the symbols “HPK” and “HPKEW,” respectively. Additionally, the Company has applied for listing of the CVRs on the Nasdaq and the OTC under the symbol “HPKER”.

Dividends

The Company has not paid any cash dividends on the HighPeak Energy common stock to date. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of the Board. In addition, the Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

Recent Sales of Unregistered Securities

Issuances Related to the Forward Purchases

Prior to the Closing, and subsequent to the Company’s entry into the Forward Purchase Agreement Amendment, an aggregate of 8,976,875 forward purchase units (with each forward purchase unit consisting of one share of HighPeak Energy common stock, one HighPeak Energy warrant (which one whole HighPeak Energy warrant is exercisable for HighPeak Energy common stock) and one CVR, for aggregate consideration of approximately $89.8 million in a private placement pursuant to the Assignment and Joinder agreements under and pursuant to the Forward Purchase Agreement Amendment, between such private purchasers and HPEP I. The proceeds from the Forward Purchases were used to fund a portion of the minimum equity consideration condition to Closing required to effect the Business Combination. The offering of the shares of HighPeak Energy common stock (and a corresponding number of HighPeak Energy warrants and CVRs) issued pursuant to these Forward Purchases was not registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act.

Issuances to the HPK Contributors as merger consideration pursuant to the Business Combination Agreement

As discussed in further detail above in this Item 2.01 of this Current Report on Form 8-K, pursuant to the Business Combination Agreement, immediately following the Merger, the Company issued to the HPK Contributors an aggregate of 76,383,054 shares of HighPeak Energy common stock, on the basis of $10.00 per share, as merger consideration in exchange for the HPK Contributors’ limited partner and general partner interests.

Description of the Company’s Securities

A description of the Company’s securities is included in the Proxy Statement/Prospectus in the section entitled “Description of HighPeak Energy Securities” beginning on page 206, which is incorporated herein by reference.

The A&R Charter (as defined herein) authorizes the issuance of 600,000,000 shares of HighPeak Energy common stock and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of the Closing Date, after giving effect to the Closing and the Forward Purchases, there were 91,592,354 shares of HighPeak Energy common stock outstanding, held by 48 holders of record, 10,538,188 HighPeak Energy warrants outstanding, held by 43 holders of record and 10,209,300 CVRs outstanding, held by 41 holders of record.

Financial Statements and Supplementary Data

The information set forth under Item 9.01(a) of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under “Item 2.01. Completion of Acquisition or Disposition of Assets—Recent Sales of Unregistered Securities” is incorporated in this Item 3.02 by reference.

Item 3.03	Material Modification to Rights of Security Holders.

On August 21, 2020, in connection with the Closing of the Business Combination, the Company filed the A&R Charter with the Secretary of State of the State of Delaware and amended and restated the Company’s bylaws. The material terms of the A&R Charter and the A&R Bylaws and the general effect upon the rights of holders of the Company’s capital stock are included in the Proxy Statement/Prospectus under the sections entitled “Comparison of Rights of Stockholders of Pure and HighPeak Energy” beginning on page 214, which is incorporated by reference herein.

The information set forth under “Item 2.01. Completion of Acquisition or Disposition of Assets—Warrant Agreement Amendment and Assignment” and “Item 2.01. Completion of Acquisition or Disposition of Assets—Contingent Value Rights Agreement” of this Current Report on Form 8-K is incorporated herein by reference.

The foregoing description of the A&R Charter and A&R Bylaws are a summary only and are qualified in its entirety by reference to the A&R Charter and A&R Bylaws, copies of which are attached as Exhibit 3.1 and Exhibit 3.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 5.01.	Changes in Control of Registrant.

To the extent required, the information set forth under “Introduction Note” and “Item 2.01. Completion of Acquisition or Disposition of Assets” of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under “Item 2.01 Completion of Acquisition or Disposition of Assets—Directors,” “Item 2.01 Completion of Acquisition or Disposition of Assets—Executive Officers” and “Item 2.01 Completion of Acquisition or Disposition of Assets—Director and Executive Officer Compensation” of this Current Report on Form 8-K is incorporated herein by reference.

In addition, immediately following the Closing, HighPeak Energy amended the LTIP to reflect the changes in the Company’s capitalization resulting from the Business Combination. No other changes to the LTIP were made. In addition, the Board adopted the stock option agreement to be utilized to grant awards under the LTIP for both employees and non-employee members of the Board. The vesting terms and exercise periods associated with the stock options may vary among participants.

The foregoing description of the stock option agreement is a summary only and is qualified in its entirety by reference to the Form of Stock Option Agreement, a copy of which is attached as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.03.     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure set forth in Item 3.03 of this Current Report on Form 8-K is incorporated in this Item 5.03 by reference.

Item 5.06.     Change in Shell Company Status.

As a result of the Business Combination, which fulfilled the definition of an “initial business combination” as required by Pure’s organizational documents, Pure ceased to be a shell company upon the Closing of the Business Combination. The material terms of the Business Combination are described in the Proxy Statement/Prospectus in the section entitled “Proposal No. 1—The Business Combination Proposal” beginning on page 89, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)     Financial Statements of Businesses Acquired

The unaudited historical financial statements of HighPeak Energy, Inc. as of June 30, 2020 and December 31, 2019 and the six months ended June 30, 2020, filed as Exhibit 99.2 hereto are incorporated herein by reference.

The audited financial statements of HighPeak Energy, Inc. as of December 31, 2019 and for the year ended December 31, 2019, filed as Exhibit 99.3 hereto and are incorporated herein by reference.

The unaudited historical financial statements of Pure Acquisition Corp. as of June 30, 2020 and December 31, 2019 and for the three and six months ended June 30, 2020 and 2019, filed as Exhibit 99.4 hereto and are incorporated by reference.

The audited historical financial statements of Pure Acquisition Corp. as of December 31, 2019 and 2018 and the years then ended, filed as Exhibit 99.5 hereto and are incorporated by reference.

 The unaudited historical financial statements of HPK Energy, LP and HighPeak Energy, LP (Predecessors) as of June 30, 2020 and December 31, 2019 and the three and six months ended June 30, 2020 and 2019 filed as Exhibit 99.6 hereto are incorporated herein by reference.

The audited historical financial statements of HPK Energy, LP as of December 31, 2019 and the period from August 28, 2019 (Inception) to December 31, 2019 filed as Exhibit 99.7 hereto are incorporated herein by reference.

The audited historical financial statements of HighPeak Energy, LP as of December 31, 2019 and 2018 and the years ended December 31, 2019, 2018 and 2017 filed as Exhibit 99.8 hereto are incorporated herein by reference.

The audited historical financial statements of HighPeak Energy II, LP as of December 31, 2019 and 2018 and the year ended December 31, 2019 and the period from March 23, 2018 (Inception) to December 31, 2018 filed as Exhibit 99.9 hereto are incorporated herein by reference.

(b)     Pro Forma Financial Information

The unaudited pro forma condensed combined consolidated financial information of HighPeak Energy, Inc. for the six months ended June 30, 2020, the year ended December 31, 2019 and as of June 30, 2020, filed as Exhibit 99.1 hereto are incorporated herein by reference.

(d)     Exhibits

Exhibit No.	Description
2.1+

Business Combination Agreement, dated as of May 4, 2020, by and among Pure Acquisition Corp., HighPeak Energy, Inc., Pure Acquisition Merger Sub, Inc., HighPeak Energy, LP, HighPeak Energy II, LP, HighPeak Energy III, LP, HPK Energy, LLC, and, solely for limited purposes specified therein, HighPeak Energy Management, LLC (incorporated by reference to Annex A to the Company’s Registration Statement on Form S-4 and Form S-1 (File No. 333-235313) filed with the SEC on August 5, 2020).

2.2

First Amendment to Business Combination Agreement, dated as of June 12, 2020, by and among, Pure Acquisition Corp., HighPeak Energy, Inc., Pure Acquisition Merger Sub, Inc., HighPeak Energy, LP, HighPeak Energy II, LP, HighPeak Energy III, LP, HPK Energy, LLC and HighPeak Energy Management, LLC (incorporated by reference to Annex A-I to the Company’s Registration Statement on Form S-4 and Form S-1 (File No. 333-235313) filed with the SEC on August 5, 2020).

2.3

Second Amendment to Business Combination Agreement, dated as of July 1, 2020, by and among, Pure Acquisition Corp., HighPeak Energy, Inc., Pure Acquisition Merger Sub, Inc., HighPeak Energy, LP, HighPeak Energy II, LP, HighPeak Energy III, LP, HPK Energy, LLC and HighPeak Energy Management, LLC (incorporated by reference to Annex A-II to the Company’s Registration Statement on Form S-4 and Form S-1 (File No. 333-235313) filed with the SEC on August 5, 2020).

2.4

Third Amendment to Business Combination Agreement, dated as of July 24, 2020, by and among, Pure Acquisition Corp., HighPeak Energy, Inc., Pure Acquisition Merger Sub, Inc., HighPeak Energy, LP, HighPeak Energy II, LP, HighPeak Energy III, LP, HPK Energy, LLC and HighPeak Energy Management, LLC (incorporated by reference to Annex A-III to the Company’s Registration Statement on Form S-4 and Form S-1 (File No. 333-235313) filed with the SEC on August 5, 2020).

3.1*	Amended and Restated Certificate of Incorporation of HighPeak Energy, Inc.

3.2*	Amended and Restated Bylaws of HighPeak Energy, Inc.

4.1

Warrant Agreement, dated April 12, 2018, by and among Pure Acquisition Corp., its officers and directors and HighPeak Pure Acquisition, LLC (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-4 and Form S-1 (File No. 333-235313) filed with the SEC on August 5, 2020).

4.2*	Amendment and Assignment to Warrant Agreement, dated as of August 21, 2020, by and among Pure Acquisition Corp., Continental Stock Transfer & Trust Company and HighPeak Energy, Inc.

4.3*	Stockholders’ Agreement, dated as of August 21, 2020, by and among HighPeak Energy, Inc., HighPeak Pure Acquisition, LLC, HighPeak Energy, LP, HighPeak Energy II, LP, HighPeak Energy III, LP, Jack Hightower and certain directors of Pure Acquisition Corp.

4.4*	Registration Rights Agreement, dated as of August 21, 2020, by and among HighPeak Energy, Inc., HighPeak Pure Acquisition, LLC, HighPeak Energy, LP, HighPeak Energy II, LP, HighPeak Energy III, LP and certain other security holders named therein.

10.1*

Contingent Value Rights Agreement, dated as of August 21, 2020, by and among HighPeak Energy, Inc., HighPeak Pure Acquisition, LLC, HighPeak Energy, LP, HighPeak Energy II, LP and Continental Stock Transfer & Trust Company, as rights agent.

10.2

Amended and Restated Forward Purchase Agreement, dated as July 24, 2020, by and among HighPeak Energy, Inc., the Purchasers therein, HighPeak Energy Partners, LP and, solely for the purposes specified therein, Pure Acquisition Corp (incorporated by reference to Annex A-I to the Company’s Registration Statement on Form S-4 and Form S-1 (File No. 333-235313) filed with the SEC on August 5, 2020).

10.3*	HighPeak Energy, Inc. Amended and Restated Long Term Incentive Plan.

10.4*	Form of Stock Option Agreement.

10.5*	Indemnity Agreement of Jack Hightower, dated August 21, 2020.

10.6*	Indemnity Agreement of Larry C. Oldham, dated August 21, 2020.

10.7*	Indemnity Agreement of Keith A. Covington, dated August 21, 2020.

10.8*	Indemnity Agreement of Michael H. Gustin, dated August 21, 2020.

10.9*	Indemnity Agreement of Michael L. Hollis, dated August 21, 2020.

10.10*	Indemnity Agreement of Jay M. Chernosky, dated August 21, 2020.

10.11*	Indemnity Agreement of Sharon Fulgham, dated August 21, 2020.

10.12*	Indemnity Agreement of Steven W. Tholen, dated August 21, 2020.

10.13*	Indemnity Agreement of Rodney L. Woodard, dated August 21, 2020.

21.1*	Subsidiaries of the Registrant.

23.1*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm for HighPeak Energy, Inc.

23.2*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm for Pure Acquisition Corp.

23.3*	Consent of Weaver and Tidwell, L.L.P., independent registered public accounting firm for HPK Energy, LP.

23.4*	Consent of Weaver and Tidwell, L.L.P., independent registered public accounting firm for HighPeak Energy, LP.

23.5*	Consent of Weaver and Tidwell, L.L.P., independent auditors for HighPeak Energy II, LP.

23.6*	Consent of Cawley, Gillespie & Associates, Inc.

99.1*	Unaudited Pro Forma Condensed Combined Consolidated Financial Information of HighPeak Energy, Inc. for the six months ended June 30, 2020, the year ended December 31, 2019 and as of June 30, 2020.

99.2*	Unaudited financial statements of HighPeak Energy, Inc. as of June 30, 2020 and December 31, 2019 and for the six months ended June 30, 2020, together with notes thereto.

99.3

Audited financial statements of HighPeak Energy, Inc. as of December 31, 2019 and for the year ended December 31, 2019 (incorporated by reference to the Company’s Registration Statement on Form S-4 and Form S-1 (File No. 333-235313) filed with the SEC on August 5, 2020).

99.4*	Unaudited financial statements of Pure Acquisition Corp. as of June 30, 2020 and December 31, 2019 and for the three and six months ended June 30, 2020 and 2019, together with notes thereto.

99.5

Audited financial statements of Pure Acquisition Corp. as of December 31, 2019 and 2018 and the years then ended, together with notes thereto (incorporated by reference to the Company’s Registration Statement on Form S-4 and Form S-1 (File No. 333-235313) filed with the SEC on August 5, 2020).

99.6*

Unaudited financial statements of HPK Energy, LP and HighPeak Energy, LP (Predecessors) as of June 30, 2020 and December 31, 2019 and the three and six months ended June 30, 2020 and 2019, together with notes thereto.

99.7

Audited financial statements of HPK Energy, LP as of December 31, 2019 and for the period from August 28, 2019 (Inception) to December 31, 2019, together with notes thereto (incorporated by reference to the Company’s Registration Statement on Form S-4 and Form S-1 (File No. 333-235313) filed with the SEC on August 5, 2020).

99.8

Audited financial statements of HighPeak Energy, LP as of December 31, 2019 and 2018 and the years ended December 31, 2019, 2018 and 2017, together with notes thereto (incorporated by reference to the Company’s Registration Statement on Form S-4 and Form S-1 (File No. 333-235313) filed with the SEC on August 5, 2020).

99.9

Audited financial statements of HighPeak Energy II, LP as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and the period from March 23, 2018 (Inception) to December 31, 2018, together with notes thereto (incorporated by reference to the Company’s Registration Statement on Form S-4 and Form S-1 pursuant to Rule 424(b)(5) (File No. 333-235313) filed with the SEC on August 7, 2020).

99.10

Reserve Report of HPK LP as of December 31, 2019 (incorporated by reference to Annex J to the Company’s Registration Statement on Form S-4 and Form S-1 (File No. 333-235313) filed with the SEC on August 5, 2020).

99.11**	Press Release of HighPeak Energy, Inc., dated as of August 24, 2020.

+

Certain schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Pure agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

*	Filed herewith.
**	To be filed by Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHPEAK ENERGY, INC.

Date: August 27, 2020

	By:	/s/ Steven W. Tholen
	Name:	Steven W. Tholen
	Title:	Chief Financial Officer